Exhibit 10.1

Execution Version

Deal CUSIP: 87611EAF4

Revolver CUSIP: 87611EAG2

CREDIT AGREEMENT

dated as of February 17, 2022

among

TARGA RESOURCES CORP.,

as the Borrower,

BANK OF AMERICA, N.A.,

as the Administrative Agent, Collateral Agent and Swing Line Lender,

and

BOFA SECURITIES, INC.,

PNC CAPITAL MARKETS LLC, TRUIST BANK, BARCLAYS BANK PLC, CAPITAL ONE, N.A., CITIBANK, N.A., ROYAL BANK OF CANADA, WELLS FARGO BANK, NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A., MUFG UNION BANK, N.A., TD SECURITIES (USA) LLC and MIZUHO BANK, LTD.

as the Co-Syndication Agents,

GOLDMAN SACHS BANK USA, THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, MORGAN STANLEY BANK, N.A., REGIONS BANK, SUMITOMO MITSUI BANKING CORPORATION, CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, FIFTH THIRD BANK, NATIONAL ASSOCIATION,

and

U.S. BANK NATIONAL ASSOCIATION

as the Co-Documentation Agents,

and

The Other Lenders and L/C Issuers Party Hereto

BOFA SECURITIES, INC.,

PNC CAPITAL MARKETS LLC, TRUIST SECURITIES, INC., BARCLAYS BANK PLC, CAPITAL ONE, N.A., CITIBANK, N.A., ROYAL BANK OF CANADA, WELLS FARGO BANK, NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A., MUFG UNION BANK, N.A., TD SECURITIES (USA) LLC,

and

MIZUHO BANK, LTD.,

as

Joint Lead Arrangers and Co-Book Managers

$2,750,000,000 Revolving Credit Facility

5.07	No Default	84
5.08	Ownership of Property; Liens	84
5.09	Environmental Compliance	85
5.10	Insurance	85
5.11	Taxes	85
5.12	ERISA Compliance	85
5.13	Subsidiaries	86
5.14	Margin Regulations; Investment Company Act	86
5.15	Disclosure	86
5.16	[Reserved].	87
5.17	Intellectual Property; Licenses, Etc	87
5.18	Labor Disputes and Acts of God.	87
5.19	Solvency.	87
5.20	[Reserved].	87
5.21	Real Property.	87
5.22	Labor Matters.	88
5.23	Security Documents.	88
5.24	OFAC	88
5.25	Anti-Corruption Laws	88
5.26	EEA Financial Institutions	88

ARTICLE VI. AFFIRMATIVE COVENANTS		88
6.01	Financial Statements	88
6.02	Certificates; Other Information	89
6.03	Notices	91
6.04	Payment of Obligations	91
6.05	Preservation of Existence, Etc	91
6.06	Maintenance of Properties	92
6.07	Maintenance of Insurance	92
6.08	Compliance with Laws	92
6.09	Books and Records	92
6.10	Inspection Rights	92
6.11	Use of Proceeds	93
6.12	Additional Subsidiaries and Guarantors	93
6.13	Agreement to Deliver Security Documents	94
6.14	Perfection and Protection of Security Interests and Liens	94
6.15	Performance on the Borrower’s Behalf	94
6.16	Environmental Matters; Environmental Reviews.	95
6.17	Designation and Conversion of Restricted and Unrestricted Subsidiaries.	95
6.18	Maintenance of Corporate Separateness.	96
6.19	Anti-Corruption Laws.	96
6.20	Post-Closing Requirements.	96

ARTICLE VII. NEGATIVE COVENANTS		97
7.01	Liens	97
7.02	Investments	100
7.03	Indebtedness	103
7.04	Subordinated Indebtedness	105
7.05	Fundamental Changes	105
7.06	Dispositions	106
7.07	Restricted Payments	108
7.08	Change in Nature of Business	110

7.09	Transactions with Affiliates	110
7.10	Burdensome Agreements	110
7.11	Prohibited Contracts	110
7.12	Limitation on Credit Extensions	111
7.13	Use of Proceeds	111
7.14	Interest Coverage Ratio	111
7.15	Leverage Ratios	111

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		112
8.01	Events of Default	112
8.02	Remedies Upon Event of Default	114
8.03	Application of Funds	115

ARTICLE IX. ADMINISTRATIVE AGENT		116
9.01	Appointment and Authority	116
9.02	Rights as a Lender	117
9.03	Exculpatory Provisions	117
9.04	Reliance by Agent	118
9.05	Delegation of Duties	118
9.06	Resignation of Agent	118
9.07	Non-Reliance on Agent and Other Lenders	120
9.08	No Other Duties, Etc	120
9.09	Administrative Agent May File Proofs of Claim	120
9.10	Collateral and Guaranty Matters	121
9.11	Indemnification of Agents.	121
9.12	Intercreditor Agreement.	122
9.13	ERISA Lender Representation	123
9.14	Erroneous Payments	125

ARTICLE X. MISCELLANEOUS		127
10.01	Amendments, Etc	127
10.02	Notices; Effectiveness; Electronic Communication	129
10.03	No Waiver; Cumulative Remedies	132
10.04	Expenses; Indemnity; Damage Waiver	132
10.05	Payments Set Aside	134
10.06	Successors and Assigns	135
10.07	Treatment of Certain Information; Confidentiality	140
10.08	Deposit Accounts; Right of Setoff	140
10.09	Interest Rate Limitation	141
10.10	Counterparts; Integration; Effectiveness	141
10.11	Survival of Representations and Warranties	142
10.12	Severability	142
10.13	Replacement of Lenders	142
10.14	Governing Law; Jurisdiction; Etc.	143
10.15	Waiver of Jury Trial and Special Damages	144
10.16	No Advisory or Fiduciary Responsibility	145
10.17	Electronic Execution of Assignments and Certain Other Documents.	146
10.18	USA PATRIOT Act Notice.	146
10.19	[Reserved].	146
10.20	Time of the Essence.	146
10.21	ENTIRE AGREEMENT	146
10.22	Special Provisions.	146

10.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	147
10.24	Acknowledgment Regarding Any Supported QFCs	148

SCHEDULES

1.01A	Unrestricted Subsidiaries
1.01B	TRP Closing Date Indebtedness
2.01	Commitments and Applicable Percentages
4.01(a)	Security Documents
5.13	Subsidiaries
5.21(a)	Material Fee Properties
5.21(b)	Material Pipelines
6.13	Excluded Real Property
7.09	Affiliate Transactions
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of February 17, 2022, among Targa Resources Corp., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer from time to time party hereto and Bank of America, N.A., as Administrative Agent, Collateral Agent and Swing Line Lender.

RECITALS

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Entity or Business” means any Person, property, business or asset acquired by the Borrower, any Restricted Subsidiary or any Included Unrestricted Subsidiary (but not any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by such Person.

“Additional Debt” means Indebtedness for borrowed money other than Indebtedness permitted hereunder.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means, with respect to any Agent, such Agent, together with its Affiliates, and the officers, directors, employees, agents, advisors and attorneys-in-fact of such Agent and its Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Co-Syndication Agents.

“Aggregate Credit Facility Amount” means the sum of the Revolving Credit Facility plus the Term Facility.

“Applicable Percentage” means (a) in respect of the Term Facility (of a specified tranche, if applicable), with respect to any Term Lender (of a specified tranche, if applicable) at any time, the percentage (carried out to the ninth decimal place) of the Term Facility (of a specified tranche, if applicable) represented by the principal amount of such Term Lender’s Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the Revolving Credit Commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility is set forth opposite the name of such Revolving Credit Lender on Schedule 2.01 or in the Assignment and Assumption or the Incremental Supplement pursuant to which such Lender becomes a party hereto, as applicable, and the initial Applicable Percentage of each Term Lender in respect of the Term Facility is set forth opposite the name of such Term Lender in the Incremental Supplement establishing such Term Loan.

“Applicable Rate” means (a) in respect of the Term Facility, the rates per annum set forth in the Incremental Supplement establishing the terms of such Term Loans, (b) prior to the occurrence of an Investment Grade Event, in respect of the Revolving Credit Facility from time to time, the percentages per annum set forth in the Leverage-Based Pricing Grid below, based upon, as of any date of determination, the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters most recently ended for which the Compliance Certificate has been received by Administrative Agent pursuant to Section 6.02(a) and (c) upon and after the occurrence of an Investment Grade Event, in respect of the Revolving Credit Facility from time to time, the percentages per annum set forth in the Debt Ratings-Based Pricing Grid below, based upon, as of any date of determination, the Debt Ratings then in effect:

Leverage-Based Pricing Grid
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Revolver Term SOFR Rate	Revolver Base Rate
1	Greater than or equal to 4.50 to 1.00	0.35%	2.25%	1.25%
2	Less than 4.50 to 1.00 but greater than or equal to 4.00 to 1.00	0.30%	1.75%	0.75%
3	Less than 4.00 to 1.00 but greater than or equal to 3.50 to 1.00	0.25%	1.50%	0.50%
4	Less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00	0.225%	1.375%	0.375%
5	Less than 3.00 to 1.00	0.20%	1.25%	0.25%

For purposes of the Leverage-Based Pricing Grid, any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that at the option of the Administrative Agent or the Required Lenders, the highest Pricing Level (i.e., the Pricing Level that produces the highest Applicable Rate) shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

Debt Ratings-Based Pricing Grid
Pricing Level	Debt Ratings (S&P/Moody’s)	Commitment Fee	Revolver Term SOFR Rate	Revolver Base Rate
1	At least BBB+/Baa1	0.125%	1.125%	0.125%
2	BBB/Baa2	0.15%	1.25%	0.25%
3	BBB-/Baa3	0.20%	1.50%	0.50%
4	BB+/Ba1	0.275%	1.625%	0.625%
5	Less than BB+/Ba1	0.35%	1.75%	0.75%

For purposes of the Debt Ratings-Based Pricing Grid above, (a) if the Borrower has two Debt Ratings and the Debt Ratings are split, the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); provided, that if the higher Debt Rating is two or more levels above the lower Debt Rating, the Debt Rating next below the higher of the two shall apply, (b) if the Borrower has only one Debt Rating, then the other Rating Agency shall be deemed to have established a Debt Rating of the same level, and (c) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply. Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If a Rating Agency no longer has a Debt Rating for the Borrower, the rating system of a Rating Agency shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined without reference to the affected Rating Agency.

Notwithstanding the foregoing, the Applicable Rate shall be the percentage per annum set forth in respect of Pricing Level 4 of the Leverage-Based Pricing Grid until the Administrative Agent’s receipt of a Compliance Certificate for the period ending March 31, 2022, at which time and for all periods thereafter the Pricing Level then in effect shall be effected in accordance with the preceding paragraphs.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to the Term Facility, a Lender that holds a Term Loan at such time, (b) with respect to the Revolving Credit Facility, a Lender that has a Revolving Credit Commitment or holds a Revolving Credit Loan at such time and (c) with respect to the Swing Line Sublimit, the Swing Line Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of BofA Securities, Inc., PNC Bank, National Association, Truist Bank, Barclays Bank PLC, Capital One, N.A., Citibank, N.A., Royal Bank of Canada, Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., MUFG Union Bank, N.A., TD Securities (USA) LLC and Mizuho Bank, Ltd., each in its capacity as a joint lead arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2020, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (c) the Term SOFR plus 1.00%, and (d) 0.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, or a Term Borrowing, as the context may require.

“Building” has the meaning specified in the applicable Flood Insurance Regulation.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Term SOFR Loan, in New York City.

“Capital Lease” means each lease that has been or is required to be, in accordance with GAAP, classified and accounted for as a capital lease or financing lease. Any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease or financing lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person as of the date of any determination thereof.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if such L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any obligations, overdraft and related liabilities arising from treasury, depository and cash management services, commercial credit card and merchant card services or any automated clearing house transfers of funds.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person.

“Certain Items” means such items that are required to be included in the calculation of net income in accordance with GAAP that either (a) are noncash or (b) by their nature are separately identifiable from the Borrower and its Subsidiaries’ normal business operations and are likely to occur only sporadically, and are reflected as such in the Form 10-K annual report of the Borrower or in the Form 10-Q quarterly report of the Borrower, in each case filed with the SEC. For the avoidance of doubt, Certain Items shall be unadjusted for noncontrolling interests related thereto.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the earlier to occur of:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but excluding any employee benefit plan of such person and its Subsidiaries, or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan)), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than fifty percent (50%) of outstanding Voting Stock of the Borrower; or

(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower shall cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CME” means CME Group Benchmark Administration Limited.

“Co-Syndication Agents” means each of BofA Securities, Inc., PNC Bank, National Association, Truist Bank, Barclays Bank PLC, Capital One, N.A., Citibank, N.A., Royal Bank of Canada, Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., MUFG Union Bank, N.A., TD Securities (USA) LLC and Mizuho Bank, Ltd., each in its respective capacity as co-syndication agent.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property of any kind which is subject to a Lien in favor of Secured Parties (or in favor of the Administrative Agent or the Collateral Agent for the benefit of Secured Parties) or which, under the terms of any Security Document, is purported to be subject to such a Lien, in each case granted or created to secure all or part of the Obligations, the Cash Management Obligations and the Secured Swap Obligations (except for Separate Collateral).

“Collateral Agent” means Bank of America, acting through one or more of its branches or Affiliates, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral Release Date” has the meaning specified in Section 9.10.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Compliance Event” means any of the following, without duplication, before the occurrence of an Investment Grade Event (i) the consummation of a Material Acquisition or Disposition, (ii) the designation of any Subsidiary as an Unrestricted Subsidiary (including at the time of formation or acquisition of such Subsidiary) or the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, (iii) to the extent exceeding (in one transaction or in a series of transactions) $50,000,000, the making of any Investment in reliance on Section 7.02(a)(iv), (ix), (x) or (xvi), (iv) the incurrence of any Indebtedness in reliance on Section 7.03(a)(vi), (a)(viii), (a)(xv) or (a)(xvii), (v) the prepayment of subordinated Indebtedness in reliance on Section 7.04 or (vi) a merger or consolidation under Section 7.05(e).

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated Subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the Consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated Subsidiaries.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated EBITDA; provided that, (a) if, since the beginning of the four fiscal quarter period for which Consolidated Adjusted EBITDA is determined, the Borrower, any Consolidated Restricted Subsidiary or any Included Unrestricted Subsidiary shall have made any Material Acquisition or Disposition or a Subsidiary shall be redesignated as either an Unrestricted Subsidiary or a Restricted Subsidiary, Consolidated Adjusted EBITDA shall be calculated giving pro forma effect thereto as if the Material Acquisition or Disposition or redesignation had occurred on the first day of such period. Such pro forma effect shall be determined (i) in good faith by a Responsible Officer of the Borrower, and (ii) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated Adjusted EBITDA, except with the consent of the Administrative Agent in its reasonable discretion and (b) Consolidated Adjusted EBITDA may include, at the Borrower’s option, any Material Project EBITDA Adjustments as provided below. As used herein, “Material Project EBITDA Adjustments” means, with respect to the construction or expansion of any capital project of the Borrower, any of its Consolidated Restricted Subsidiaries, or any Included Unrestricted Subsidiary, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower to exceed, or exceeds, with respect to the Borrower or any of its Consolidated Restricted Subsidiaries, $10,000,000, or, with respect to any of the Included Unrestricted Subsidiaries, $25,000,000 (a “Material Project”):

(A) prior to the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”) (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project as of the date of determination) of an amount to be approved by Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based upon projected revenues from customer contracts, projected revenues that are determined by the Administrative Agent, in its discretion, to otherwise be highly probable, the creditworthiness and applicable projected production of the prospective customers, capital and other costs, operating and administrative expenses, scheduled Commercial Operation

Date, commodity price assumptions and other factors deemed appropriate by Administrative Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount equal to the projected Consolidated EBITDA attributable to such Material Project for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters.

Notwithstanding the foregoing:

(i) no such Material Project EBITDA Adjustment shall be allowed with respect to any Material Project unless:

(a) at least 30 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the fiscal quarter for which the Borrower desires to commence inclusion of such Material Project EBITDA Adjustment in Consolidated EBITDA with respect to a Material Project (the “Initial Quarter”), the Borrower shall have delivered to Administrative Agent written pro forma projections of Consolidated EBITDA attributable to such Material Project, and

(b) prior to the last day of the Initial Quarter, Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as Administrative Agent may reasonably request, all in form and substance satisfactory to Administrative Agent, and

(ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA for such period (with total actual Consolidated EBITDA determined for such purpose without including any Material Project EBITDA Adjustments).

“Consolidated EBITDA” means, for any period, the sum of the net income of the Borrower, its Consolidated Restricted Subsidiaries and its Included Unrestricted Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP consistently applied during such period, plus (a) the following to the extent deducted in calculating such Consolidated net income: (i) all Consolidated Interest Expense for such period, (ii) all Federal, state, local and foreign income taxes (including any franchise taxes to the extent based upon net income) for such period, (iii) all depreciation, amortization (including amortization of good will, debt issue costs and amortization) and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP, any extraordinary gains (or losses), any non-cash gains (or losses) resulting from mark to market activity, but excluding any non-cash charges that constitute an accrual of or reserve for future cash charges, and not treating write downs or write offs of receivables as non-cash charges) for such period, (iv) costs and expenses incurred in connection with the transactions contemplated hereby and (v) Certain Items charges or losses minus (b) the following to the extent included in calculating such Consolidated net income, (i) all Federal, state, local and foreign income tax credits for such period, (ii) all non-cash items of income (other than account receivables and similar items arising from the normal course of business and reflected as income under accrual methods of accounting consistent with past practices) for such period and (iii) Certain Items income or gains; provided, however, notwithstanding the foregoing, (A) net income attributable to Unrestricted Subsidiaries (other than Included Unrestricted Subsidiaries for such period) shall not be considered in calculating Consolidated EBITDA, but actual cash distributions to the Borrower or any of its Consolidated Restricted Subsidiaries by such Unrestricted Subsidiaries shall be included in calculating Consolidated EBITDA in respect of any fiscal quarter if such distributions (x) are received by the Borrower or any of its Consolidated Restricted Subsidiaries on or prior to the date of determination of Consolidated EBITDA for the applicable calculation period and (y) have not been included in calculating Consolidated EBITDA for a prior fiscal quarter, and (B) actual cash distributions to the Borrower and its Consolidated Restricted Subsidiaries by any Persons that are not Subsidiaries shall be included in calculating Consolidated EBITDA in respect of any fiscal quarter if such distributions (x) are received by the Borrower or any of its Consolidated Restricted Subsidiaries on or prior to the date of determination of Consolidated EBITDA for the applicable calculation period and (y) have not been included in calculating Consolidated EBITDA for a prior fiscal quarter. Notwithstanding the foregoing, for purposes of determining Consolidated EBITDA for any period ending prior to the occurrence of an Investment Grade Event, the contribution to Consolidated EBITDA of the Borrower and its Consolidated Restricted Subsidiaries by Unrestricted Subsidiaries (other than Included Unrestricted Subsidiaries) or Persons that are not Subsidiaries (in respect of actual cash distributions paid by such Subsidiaries or Persons) during such period shall be limited in the aggregate to 20% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any such distributions). The amount of Consolidated EBITDA attributable to any Included Unrestricted Subsidiary shall equal the greater of (i) actual cash distributions received by the Borrower or a Restricted Subsidiary from such Included Unrestricted Subsidiary and (ii) an amount, not less than zero, equal to the Qualified IUS Equity Amount of the amount of Consolidated EBITDA that would be attributable to such Included Unrestricted Subsidiary if it were a wholly-owned Restricted Subsidiary.

“Consolidated Funded Indebtedness” means, as of any date, the sum of the following (without duplication): (a) the excess (if any) of (i) the amount of Indebtedness of the Borrower or any of its Consolidated Restricted Subsidiaries for borrowed money or evidenced by bonds, debentures, notes, loan agreements or other similar instruments over (ii) to the extent the associated Indebtedness is included in clause (a)(i) above, the amount of any net proceeds of issuances of Indebtedness permitted hereunder by the Borrower or a Restricted Subsidiary held in segregated escrow accounts pending a tender or acquisition of outstanding Indebtedness (or similar process), (b) Attributable Indebtedness of the Borrower or any of its Consolidated Restricted Subsidiaries in respect of Capital Lease Obligations and Synthetic Lease Obligations and (c) Indebtedness of the Borrower or any of its Consolidated Restricted Subsidiaries in respect of Guarantees of Indebtedness of another Person (other than the Borrower or a Restricted Subsidiary), but in any event excluding the obligations of the Borrower or any of its Consolidated Restricted Subsidiaries under Hybrid Securities up to an aggregate principal amount of 15% of Consolidated Total Capitalization; provided that, notwithstanding the foregoing, principal or similar amounts outstanding under any Permitted Receivables Financing (whether or not on the balance sheet of the Borrower or any of its Consolidated Restricted Subsidiaries) shall be excluded from Consolidated Funded Indebtedness.

“Consolidated Interest Expense” means, with respect to any period, the sum (without duplication) of all amounts of the Borrower or any of its Restricted Subsidiaries properly treated as interest expense in accordance with GAAP (eliminating all offsetting debits and credits between the Borrower and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of Consolidated financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP); provided, however, that if, in connection with any Material Acquisition or Disposition, the designation of a Subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary or any Material Project for which a Material Project EBITDA Adjustment has been made, any Indebtedness of Borrower or its Restricted Subsidiaries is incurred, assumed or repaid or any Indebtedness becomes or ceases to be Indebtedness of Borrower or its Restricted Subsidiaries, in any case subsequent to the beginning of the four fiscal quarter period for which Consolidated Interest Expense is determined, Consolidated Interest Expense shall be calculated giving pro forma effect thereto as if such incurrence, assumption or repayment, or such Indebtedness becoming or ceasing to be Indebtedness of Borrower or its Restricted Subsidiaries, as the case may be, had occurred on the first day of such four fiscal quarter period. Such pro forma effect shall be determined (i) in good faith by a Responsible Officer of the Borrower, (ii) assuming for the portion of such four fiscal quarter period prior to the date Indebtedness was incurred that the interest rate in effect on the date of determination is the rate that had been in effect and (iii) without giving effect to any anticipated or proposed change in interest rate, premium payments, debt discount, fees, charges and related expenses (including other amounts properly treated as interest expense in accordance with GAAP) in respect of Indebtedness, except with the consent of the Administrative Agent in its reasonable discretion.

“Consolidated Leverage Ratio” means, for any date of determination (i) Consolidated Funded Indebtedness on such date of determination to (ii) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters ended on such date.

“Consolidated Net Worth” means, at any date of determination, the assets less the liabilities of a Person, as determined on a Consolidated basis.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of Consolidated assets of the Borrower, its Consolidated Restricted Subsidiaries and its Included Unrestricted Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the Consolidated balance sheet of the Borrower, its Consolidated Restricted Subsidiaries or any Included Unrestricted Subsidiary for the most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated Senior Leverage Ratio” means, for any date of determination (i) Consolidated Funded Indebtedness on such date of determination (excluding the Unsecured Note Indebtedness) to (ii) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters ended on such date.

“Consolidated Total Capitalization” means the sum of (a) Consolidated Funded Indebtedness and (b) the Consolidated Net Worth of the Borrower.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Rating” means, as of any date of determination, with respect to a given Rating Agency, (a) the rating as determined by such Rating Agency of the Borrower’s non-credit-enhanced, senior unsecured long-term debt (or, if no such debt is outstanding at such time, then the corporate, issuer or similar rating with respect to the Borrower that has been most recently announced by such Rating Agency); provided, that if none of the foregoing ratings exist with respect to a given Rating Agency, then with respect to such Rating Agency, Debt Rating shall mean, as of any date of determination, (x) the rating as determined by such Rating Agency of TRP’s non-credit-enhanced, senior unsecured long-term debt (or, if no such debt is outstanding such time, the corporate, issuer or similar rating with respect to TRP that has been most recently announced by such Rating Agency).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within two Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or any Lender in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case, where such action does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, that “Disposition” or “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interest to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash which cannot be converted into payments in kind or which the failure to pay would create a default under the documentation governing the terms of such Equity Interests that would require the issuer thereof to purchase, redeem or otherwise make payments in respect of such Equity Interests whether at the option of the holder of such Equity Interests or otherwise, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount of the voluntary or involuntary liquidation preference and other amounts that the Loan Parties and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, in each case, plus accrued and unpaid dividends thereon.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Equity Interests” means, with respect to any First-Tier Foreign Subsidiary, all shares of capital stock or other Equity Interests of whatever class of such First-Tier Foreign Subsidiary, in each case together with any certificates evidencing the same, excluding, however, all shares of capital stock or other Equity Interests of such First-Tier Foreign Subsidiary which represent in excess of 66% of the combined voting power of all classes of capital stock or other Equity Interests of such First-Tier Foreign Subsidiary; provided, however, that if the relevant sections of the Code or the regulations, rules, rulings, notices, or other official pronouncements issued or promulgated thereunder permit a greater maximum percentage of the total combined voting power of all classes of capital stock or other Equity Interests of any such First-Tier Foreign Subsidiary entitled to vote, or the maximum percentage of the total equity value of the shares of all classes of stock, that may be pledged without causing (a) the undistributed earnings of such First-Tier Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to, or investment in United States property of, the owner of such capital stock or other Equity Interests or (b) other material adverse consequences to the Borrower, any Guarantor, or any of their Restricted Subsidiaries, then the 66% limitation set forth above shall be changed to such maximum percentage.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, authorizations, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries (whether imposed by Law or imposed or assumed by any contract, agreement or other consensual arrangement or otherwise), and directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, or (d) the release or threatened release of any Hazardous Materials into the environment.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination, under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Sale Proceeds” means Net Proceeds of a Disposition by the Borrower or any of its Restricted Subsidiaries pursuant to Section 7.06(m) that have not been applied within three hundred sixty-five (365) days after the date of receipt of such Net Proceeds (i) to the purchase of assets used or useful in the Line of Business, (ii) to make capital expenditures or (iii) to acquire all or substantially all of the properties or assets of, or any Equity Interests of, another Person, if after giving effect to any such acquisition of Equity Interests, such Person is or becomes a Restricted Subsidiary; provided, that, such 365-day time period may be extended for up to an additional 180 days if the Borrower or any of its Restricted Subsidiaries enters into a written contract during such 365-day time period to utilize such Net Proceeds for the purposes of any one more of the actions specified in items (i) through (iii) above.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Real Property” means, collectively, (a)(i) the real property listed on Part A of Schedule 6.13 hereto and (ii) unless requested by the Administrative Agent to be subject to Section 6.20, the real property listed on Part B of Schedule 6.13, (b) the contents of any Building or Manufactured (Mobile) Home, (c) any Building or Manufactured (Mobile) Home and (d) other real property owned, leased or otherwise held as of the Closing Date, or acquired or leased after the Closing Date, that, has a net book value equal to or less than $75,000,000 (based on the value of the raw land, improvements and permanent fixtures); provided, that the Building and Manufactured (Mobile) Home exclusions described in the foregoing clauses (b) and (c) shall not exclude any interests in any lands, mineral interests or other property situated under, in, on or adjacent to any such Building or Manufactured (Mobile) Home.

“Excluded Subsidiary” means each Immaterial Subsidiary, each Restricted Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations, each non-profit Subsidiary, and each other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, the cost or other consequence (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders or any other Secured Party therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Recipient that has failed to comply with clause (A) of Section 3.01(e)(ii) or Section 3.01(h), whichever is applicable, (d) in the case of a Lender, any United States federal withholding Taxes (including backup withholding tax) that are required to be imposed on amounts payable to such a Lender pursuant to the Laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office), other than pursuant to an assignment request under Section 10.13, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01; (e) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) or (g); and (f) any United States federal withholding taxes imposed under FATCA.

“Existing Letters of Credit” means any Letter of Credit issued pursuant to the Existing TRP Credit Agreement or Existing TRC Credit Agreement.

“Existing Mortgages” means, collectively, the deeds of trust, mortgages, leasehold deeds of trust and leasehold mortgages (or amendments to existing deeds of trust, mortgages, leasehold deeds of trust and leasehold mortgages) listed on Schedule 4.01(a), in each case as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Existing TRC Credit Agreement” means that certain Credit Agreement, dated as of February 27, 2015, among the Borrower, each lender from time to time party thereto and Bank of America, N.A. as administrative agent, collateral agent, swing line lender and letter of credit issuer, as amended by that certain First Amendment to Credit Agreement, dated as of June 29, 2018, and as the same may be further amended, restated, supplemented, or otherwise modified from time to time prior to the Closing Date.

“Existing TRP Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement dated as of June 29, 2018, among TRP, as borrower, each lender from time to time party thereto the Administrative Agent, the Collateral Agent and the other parties thereto from time to time, as amended by that certain First Amendment, dated as of June 7, 2019, and as the same may be further amended, restated, supplemented, or otherwise modified from time to time prior to the Closing Date.

“Exiting Lender” means any Lender (as defined in the Existing TRP Credit Agreement) which will not have a Revolving Credit Commitment hereunder.

“Extraordinary Receipts” means gross proceeds received by any Loan Party relating to (a) insurance in respect of casualty to property that the Borrower has determined (which determination must be made with reasonable promptness following the receipt of such insurance payment) will not be (1) applied to the repair or replacement (or reimbursement for the past repair or replacement) thereof, (2) utilized to purchase assets used or useful in the Line of Business, (3) utilized to make capital expenditures or (4) utilized to acquire all or substantially all of the properties or assets of, or any Equity Interests of, another Person, if after giving effect to any such acquisition of Equity Interests, such Person is or becomes a Restricted Subsidiary, in each case, within three hundred sixty-five (365) days following the receipt of such insurance payment, (b) payments pursuant to any indemnity agreement that the Borrower has determined (which determination must be made with reasonable promptness following receipt of such payment) will not be (1) applied to remedy the circumstances or improve, repair or replace the property of such Loan Party pursuant to which such indemnity payment arose, (2) utilized to purchase assets used or useful in the Line of Business, (3) utilized to make capital expenditures or (4) utilized to acquire all or substantially all of the properties or assets of, or any Equity Interests of, another Person, if after giving effect to any such acquisition of Equity Interests, such Person is or becomes a Restricted Subsidiary, in each case, within three hundred sixty-five (365) days following such payment, or (c) pension reversions; provided that in no event shall such Extraordinary Receipts include Net Proceeds; provided further, that, such 365-day time periods in clauses (a) and (b) above may be extended for up to an additional 180 days if the Borrower or any other Loan Party enters into a written contract during such 365-day time period to utilize such gross proceeds to (i) purchase assets used or useful in the Line of Business, (ii) make capital expenditures or (iii) acquire all or substantially all of the properties or assets of, or any Equity Interests of, another Person, if after giving effect to any such acquisition of Equity Interests, such Person is or becomes a Restricted Subsidiary.

“Facility” means either the Term Facility or Revolving Credit Facility, as applicable.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such section of the Code, regulation, official interpretation, or agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement, dated January 9, 2022, among the Borrower, Bank of America and BofA Securities, Inc.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary that is a direct Subsidiary of the Borrower, any Guarantor or a Domestic Subsidiary.

“Flood Insurance Regulation” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary and any Domestic Subsidiary substantially all of the assets (held directly or indirectly) of which are Equity Interests (or Equity Interests and debt interests) in Subsidiaries that are not Domestic Subsidiaries. Any unqualified reference to any Foreign Subsidiary shall be deemed a reference to a Foreign Subsidiary of the Borrower, unless the context clearly indicates otherwise.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Revolving Credit Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions, pronouncements, statements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, or any successor thereof or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary and has become party to the Guaranty as of the Closing Date or at any time thereafter, including pursuant to the requirements of Section 6.12. For the avoidance of doubt, no Foreign Subsidiary shall be a Guarantor.

“Guaranty” means that certain Guaranty, dated as of February 17, 2022, made by the Guarantors in favor of the Collateral Agent, as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, including, without limitation, by any supplement thereto executed and delivered prior to or after the date of this Agreement pursuant to Section 6.12 in order to effect the joinder of any additional Subsidiary.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Party” means, in each case in its capacity as a party to a Swap Contract, (i) any Person that is a Lender or an Affiliate of a Lender (including any Person that was a Lender or an Affiliate of a Lender on the date of the applicable transaction), (ii) any other Person party to the Intercreditor Agreement, and (iii) after the occurrence of an Investment Grade Event, any other Person designated in writing to the Administrative Agent.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years (and not less than one year after the Maturity Date), which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (a) of which substantially all of the common equity, general partner or similar interests are owned (either directly or indirectly through one or more Consolidated Restricted Subsidiaries) at all times by the Borrower or any of its Consolidated Restricted Subsidiaries, (b) that have been formed for the purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (c) of which substantially all the assets consist of (i) subordinated debt of the Borrower or any of its Consolidated Restricted Subsidiaries and (ii) payments made from time to time on the subordinated debt.

“Immaterial Subsidiary” means any one or more Domestic Restricted Subsidiary of the Borrower that, together with all other Domestic Restricted Subsidiaries that have not executed and delivered a Guaranty, contribute less than 0.5% to Consolidated Net Tangible Assets and contribute less than 5% to Consolidated EBITDA.

“Included Unrestricted Subsidiary” means each Unrestricted Subsidiary designated by the Borrower as an “Included Unrestricted Subsidiary” with respect to which each of the following conditions exist: (i) such Subsidiary is not a Wholly Owned Subsidiary unless it is directly owned by the Borrower or a Restricted Subsidiary for the purpose of holding the Equity Interests of another Included Unrestricted Subsidiary, (ii) a portion of the Equity Interest of such Unrestricted Subsidiary that is not owned directly by the Borrower, a Restricted Subsidiary or an Included Unrestricted Subsidiary is held by a Person that is not an Affiliate of the Borrower, (iii) such Unrestricted Subsidiary has no outstanding Indebtedness other than Indebtedness in respect of obligations arising under surety bonds, letters of credit and Attributable Indebtedness in respect of Capital Leases required in the ordinary course and operation of such Unrestricted Subsidiary’s business, (iv) such Unrestricted Subsidiary is not engaged in any material line of business other than the Line of Business, (v) at the time of designation, no event or condition exists which would have constituted an Event of Default in respect of any of Sections 5.08(a), 5.22, Sections 6.04 through 6.10, inclusive with the exclusion of the provisos in Section 6.07(a), (b) and (c), Section 6.16 or any of Sections 8.01(f), 8.01(g) and 8.01(h) had such Unrestricted Subsidiary been a Restricted Subsidiary, and (vi) notwithstanding Section 6.13(b), prior to the Collateral Release Date, to the extent the granting of Liens on the Equity Interests of such Unrestricted Subsidiary is not prohibited by the Organizational Documents and does not require the consent of a counterparty under the Organizational Documents of such Unrestricted Subsidiary, at least a portion of the Equity Interests of such Unrestricted Subsidiary that are owned by the Borrower or any of its Restricted Subsidiaries shall be subject to Liens under Security Documents. For the avoidance of doubt, clause (vi) above shall not prevent Cedar Bayou Fractionators, L.P. from being designated as an Included Unrestricted Subsidiary so long as its limited partnership interests that are owned by the Borrower or any of its Affiliates are owned by the Borrower or a Restricted Subsidiary and are subject to Liens under Security Documents. Additionally, each of Targa Pipeline Mid-Continent WestOK LLC, Targa Pipeline Mid-Continent WestTex LLC, Carnero G&P, LLC and Centrahoma Processing LLC shall be deemed to be Included Unrestricted Subsidiaries so long as such Person satisfies each of the foregoing requirements hereof other than to the extent attributable to such Person not constituting a Subsidiary of the Borrower.

“Incremental Supplement” has the meaning set forth in Section 2.14(e).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)    net obligations of such Person under any Swap Contract of the type described in clause (a) of the definition thereof;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) obligations in respect of earn-outs and purchase price adjustments);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bonds, industrial development bonds and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Attributable Indebtedness in respect of Capital Lease Obligations and Synthetic Lease Obligations of such Person;

(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person (other than as permitted pursuant to Section 7.07) or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)     all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless and to the extent that such Indebtedness is non-recourse to such Person (and for the avoidance of doubt, in the case of limited recourse debt, to the extent such Indebtedness is non-recourse). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date; provided that obligations of a Person in respect of Swap Contracts shall not constitute “Indebtedness” solely because such obligations are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other Master Agreement. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) if and to the extent such Indebtedness is limited in recourse to the property encumbered, the fair market value of the property encumbered thereby, as determined by such Person in good faith.

“Indemnified Taxes” means Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Financial Statements” means (a) the Audited Financial Statements and (b) the unaudited Consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of September 30, 2021.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of February 17, 2022, among the Borrower, the Collateral Agent and the Hedging Parties party thereto, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three, or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day (unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day);

(ii)    any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)    no tenor that has been removed pursuant to Section 3.03 may be selected by the Borrower; and

(iv)    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets that constitute a business unit, line of business or division of another Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Event” means the first occurrence of (a) the Borrower’s obtaining a Debt Rating of Baa3 or better from Moody’s or (b) the Borrower’s obtaining a Debt Rating of BBB- or better from S&P; provided that the Borrower has a Debt Rating from the other Rating Agency and it is at least either Ba1 (stable), if Moody’s, or BB+ (stable), if S&P.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Loan Party) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America, PNC Bank, National Association, Truist Bank, Barclays Bank PLC, Capital One, N.A., Royal Bank of Canada, Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., MUFG Union Bank, N.A., Mizuho Bank, Ltd., Toronto Dominion Bank, New York Branch and each other L/C Issuer designed pursuant to Section 2.03(l), in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by such L/C Issuer.

“Letter of Credit Commitment” means with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit pursuant to Section 2.03, as such commitment may be (a) ratably reduced from time to time to the extent that the Revolving Credit Commitments are reduced below the aggregate Letter of Credit Commitments, (b) reduced or increased from time to time pursuant to assignments by or to such L/C Issuer under Section 10.06 or (c) adjusted from time to time pursuant to Section 2.03(n). On the Closing Date, the Letter of Credit Commitment of each L/C Issuer is $125,000,000.

“Letter of Credit Expiration Date” means the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Line of Business” means (i) gathering, treating, processing, compressing, transporting, storing, fractionating, terminalling, purchasing, marketing, distributing, blending, refining, distilling, and exploring for and producing (a) natural gas, natural gas liquids, liquefied natural gas, condensate, crude oil, refined products, water and enhanced recovery materials, and each of their constituents, (ii) any businesses, operations, or activities relating, incidental, or ancillary to energy transition (including CO2, ammonia, and hydrogen), renewable energy (including wind, solar, and thermal), or the generating, marketing, and storing of electricity, and (iii) any other line of business, operations, or activities relating, incidental, or ancillary to the energy industry or the foregoing clauses (i) and (ii).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, the Fee Letter, the Guaranty, the Security Documents (until the Collateral Release Date) and all other agreements, certificates, documents, instruments, Guarantees and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Manufactured (Mobile) Home” has the meaning specified in the applicable Flood Insurance Regulation.

“Master Agreement” has the meaning given to such term in the definition of “Swap Contract”.

“Material Acquisition or Disposition” means any of the following having a fair market value in excess of $50,000,000: (a) any acquisition of any Acquired Entity or Business, (b) the Disposition of any assets (including Equity Interests) by the Borrower, any of its Restricted Subsidiaries, or any Included Unrestricted Subsidiary, (c) all mergers and consolidations of the type referred to in Sections 7.05(d) and (e) and (d) all mergers and consolidations involving any Included Unrestricted Subsidiary.

“Material Adverse Effect” means (a) if an Investment Grade Event has not occurred, (i) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of the Borrower or the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party or (iii) a material adverse effect on the rights and remedies of the Lenders under any Loan Document and (b) otherwise, a material adverse effect on the operations, assets or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Material Project” has the meaning set forth in the definition of “Consolidated Adjusted EBITDA”.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, February 17, 2027, and (b) with respect to the Term Facility, the maturity date set forth in the Incremental Supplement establishing Term Loans under such Term Facility; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means each Existing Mortgage and each deed of trust, mortgage, leasehold deed of trust and leasehold mortgage delivered pursuant to Section 6.13, as the case may be, and in each case as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means the remainder of (a) as applicable (i) the gross proceeds received from a Disposition (excluding proceeds that constitute capital assets used in the Line of Business), or (ii) the gross proceeds received by any Loan Party from the issuance of Additional Debt by any Loan Party, as applicable, less (b) underwriter discounts and commissions, investment banking fees, legal, accounting and other professional fees and expenses, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Disposition, and other usual and customary transaction costs, net of taxes paid or reasonably estimated to be payable as a result thereof within two years of the date of the relevant Disposition as a result of any gain recognized in connection therewith and related to such Disposition or Additional Debt issuance, as applicable. To the extent any such gross proceeds are received that are not cash or cash equivalents or are not promptly converted to cash or cash equivalents, the value of such proceeds shall be the fair market value thereof at the time of receipt.

“Note” means a Revolving Credit Note or a Term Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient of any payment under any Loan Document, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such

Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 3.06(b) and 10.13).

“Outstanding Amount” means (i) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans or Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Receivables Financing” means a receivables securitization facility the obligations of which are non-recourse (except for guarantees, representations, warranties, covenants, repurchase obligations, expense reimbursements and indemnities, in each case, that are reasonably customary for a seller or servicer of assets transferred in connection with such a facility) to the Borrower and the Restricted Subsidiaries providing for the sale, conveyance or contribution to capital of Receivables Facility Assets to a Person that is not the Borrower or a Restricted Subsidiary.

“Permitted Second Lien Indebtedness” has the meaning set forth in Section 7.01(r).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), maintained or contributed to by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of February 17, 2022, by and among the Borrower and the Guarantors party thereto in favor of the Collateral Agent, as the same has been and may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Post-Closing Mortgages” means, collectively, the deeds of trust, mortgages, leasehold deeds of trust and leasehold mortgages delivered pursuant to Section 6.20(c), in each case as the same may be amended, supplemented, amended and restated or otherwise modified from time to time. “PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Interests” means any Equity Interests of the Borrower that are not Disqualified Equity Interests.

“Qualified IUS Equity Amount” means, with respect to an Included Unrestricted Subsidiary, the least of (a) the percentage of such amount equal to the Borrower and its Affiliates’ percentage share of the common Equity Interests of such Included Unrestricted Subsidiary, (b) if an Investment Grade Event has not occurred by the last day of the applicable period and the portion of the common Equity Interests of such Unrestricted Subsidiary that is subject to Liens under the Security Documents (whether directly or indirectly by means of a Lien on the equity of another Included Unrestricted Subsidiary that is a Wholly-Owned Subsidiary directly owned by the Borrower or a Restricted Subsidiary) is less than the aggregate amount of common Equity Interests of such Unrestricted Subsidiary owned by the Borrower and its Affiliates, the percentage of such amount equal to the percentage share of the common Equity Interests of such Included Unrestricted Subsidiary that is subject (directly or indirectly) to such Liens under the Security Documents, and (c) if the Equity Interests of such Included Unrestricted Subsidiary are subject to a Specified Preferential Right, the percentage of such amount equal to the percentage share of cash distributions that would be payable to the Borrower or its Affiliate after giving effect to the terms of such Specified Preferential Right if such amount were distributed to the holders of the Equity Interests of such Included Unrestricted Subsidiary.

“Quarterly Testing Date” means the last day of each fiscal quarter.

“Rating Agency” means each of S&P and Moody’s.

“Receivables Entity” means any Person formed solely for the purpose of effecting a Permitted Receivables Financing and engaging in activities reasonably related or incidental thereto.

“Receivables Facility Assets” means any accounts receivable owed to the Borrower or any Restricted Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations owed to the Borrower or a Restricted Subsidiary in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) related to the foregoing which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with a securitization, factoring or monetization of similar assets.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any L/C Issuer, as applicable.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, (subject to the Intercreditor Agreement with respect to those matters as to which Hedging Parties are entitled to vote thereunder) Lenders having more than 50% of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, (subject to the Intercreditor Agreement with respect to those matters as to which Hedging Parties are entitled to vote thereunder) Revolving Credit Lenders having more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination (with respect to a specified tranche, if applicable), Term Lenders (of a specified tranche, if applicable) holding more than 50% of the Term Facility (of a specified tranche, if applicable) on such date; provided that the portion of the Term Facility (of a specified tranche, if applicable) held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Resignation Effective Date” has the meaning specified in Section 9.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, chief accounting officer, president, chief financial officer, treasurer, assistant treasurer, or controller of a Loan Party and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party, and solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment”, opposite such caption in any Incremental Supplement to which such Lender is a party, or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“Sanction(s)” means any sanction administered or enforced by (a) OFAC or the United States Department of State (including by being listed on the list of Specially Designated Nationals and Blocked Persons issued by OFAC) or (b) if so being subject to such sanctions could reasonably be expected to have a Material Adverse Effect, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (including by being listed on any list similar to the list of Specially Designated Nationals and Blocked Persons issued by OFAC enforced by any other relevant sanctions authority).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract that is by and between any Loan Party and any Hedging Party.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, any L/C Issuer, the Lenders, each Hedging Party, and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.05.

“Secured Swap Obligations” means all obligations (other than Excluded Swap Obligations) arising from time to time under Secured Hedge Agreements; provided that the Hedging Party to which such obligations are owed is a Hedging Party solely pursuant to clause (i) of the definition thereof and such Hedging Party ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, “Secured Swap Obligations” shall only include obligations under a Secured Hedging Agreement arising from transactions entered into at a time when the counterparty was a Lender hereunder or an Affiliate of a Lender hereunder.

“Security Documents” means the instruments listed in Schedule 4.01(a) and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, financing statements,

continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Loan Party to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure the payment of any part of the Obligations, the Secured Swap Obligations or the Cash Management Obligations or the performance of any Loan Party’s other duties and obligations under the Loan Documents or the Secured Hedge Agreements (but in all cases excluding any agreements or documents granting Separate Collateral).

“Separate Collateral” means any cash collateral posted for the benefit of a Hedging Party in its individual capacity under a Swap Contract.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.10%.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to pay its debts and liabilities as they become absolute and mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business, for which it has unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Preferential Rights” means preferential rights to Restricted Payments over the Equity Interests held by the Borrower or a Restricted Subsidiary other than customary adjustments in distributions in the ordinary course under joint venture arrangements which do not result in any material difference between (a) the Borrower’s or such Restricted Subsidiary’s rights to Restricted Payments from such Unrestricted Subsidiary and (b) its percentage of ownership interest in such Unrestricted Subsidiary; provided that it is acknowledged and agreed that nothing in the limited liability company agreements of (A) Targa Pipeline Mid-Continent WestOk, LLC, Targa Pipeline Mid-Continent WestTex, LLC, or Grand Prix Pipeline LLC, in each case, as in effect on the Closing Date, or (B) Targa Train 7 LLC as in effect on the date hereof, constitutes a preferential right to Restricted Payments for purposes of this definition.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, commodity futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement relating to transactions of the type described in clause (a) above (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Person any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the fair value(s) for such Swap Contracts, as determined in accordance with GAAP.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Facility” means, at any time, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Term SOFR” means:

(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means an amount equal to the greater of (a) $150,000,000 and (b) three percent (3%) of Consolidated Net Tangible Assets as of the financial statements most recently delivered pursuant to Section 4.01(a)(xiv), Section 6.01(a) or Section 6.01(b), as applicable.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“TRP” means Targa Resources Partners LP, a Delaware limited partnership.

“TRP Closing Date Indebtedness” means the Indebtedness listed on Schedule 1.01B hereto and any refinancing, extension, or replacement (but not increase in the principal amount) of any such Indebtedness.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“United States Person” has the meaning specified in Section 3.01(e)(ii).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) each Person listed on Schedule 1.01A hereto and (b) any Subsidiary which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 6.17.

“Unsecured Note Indebtedness” means unsecured Indebtedness incurred in reliance on Sections 7.03(a)(vi), (a)(viii), (a)(xv), or (a)(xvii).

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“Voting Stock” of any Person means Equity Interests of any class or classes having ordinary voting power for the election of directors or the equivalent governing body of such Person.

“Wholly Owned Subsidiary” means any Subsidiary of a Person, all of the issued and outstanding Equity Interests of which are directly or indirectly (through one or more Subsidiaries) owned by such Person, excluding directors’ qualifying shares if applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and

Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the undrawn stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.08    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    The Loans.

(a)    The Term Borrowing. Each Term Lender severally agrees to make Term Loans to the Borrower on the terms and conditions set forth in the Incremental Supplement establishing the Term Loans in an amount not to exceed the amount set forth opposite such Term Lender’s name on the Incremental Supplement establishing such Term Loans. Amounts of Term Loans repaid or prepaid may not be reborrowed. Except as otherwise set forth in the Incremental Supplement establishing the Term Loans, Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

(b)    The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans in Dollars (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit

Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

2.02    Borrowings, Conversions and Continuations of Loans.

(a)    Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Term SOFR Loans having an Interest Period other than one, three or six, months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than noon four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than noon, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders and the Administrative Agent. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or in the amount of the unused Revolving Credit Commitments or outstanding Term Loans, as applicable. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or in the amount of the unused Revolving Credit Commitments or outstanding Term Loans, as applicable. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans or continuations as Term SOFR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuations as Term SOFR Loans described in Section 2.02(a). In the case of a Term Borrowing or Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)    Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Revolving Credit Facility. After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than the maximum number of Interest Periods in effect provided for in the Incremental Supplement establishing such Term Loans.

(f)    Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(g)    With respect to SOFR or Term SOFR, the Administrative Agent (in consultation with the Borrower), will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03    Letters of Credit.

(a)    The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit upon the request of the Borrower for the account of the Borrower or any Restricted Subsidiary or any Unrestricted Subsidiaries in respect of any obligation of such Unrestricted Subsidiary arising in the ordinary course of such Unrestricted Subsidiary’s business to the extent constituting an Investment otherwise permitted by Section 7.02, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Subsidiary and any drawings thereunder; provided that after taking such Letter of Credit into account, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment and (z) the Outstanding Amount of all L/C Obligations in respect of Letters of Credit issued by an L/C Issuer shall not exceed such L/C Issuer’s Letter of Credit Commitment unless otherwise agreed to by such L/C Issuer. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit for the account of the Borrower or any Subsidiary to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)    No L/C Issuer shall issue any Letter of Credit, if:

(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)    the issuance of the Letter of Credit would violate any Laws or one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)    except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000.

(D)    the Letter of Credit is to be denominated in a currency other than Dollars;

(E)    any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)    No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)    No L/C Issuer shall be under obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)    Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuers with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower for the account of the Borrower or any Subsidiary, as the case may be, delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than noon at least one Business Day (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) with respect to any Letter of Credit issued for the account of any Unrestricted Subsidiary, the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower, or the applicable Subsidiary, as the case may be, or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursements; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall (A) examine all documents purporting to represent a demand for payment under a Letter of Credit within the period stipulated by the terms and conditions of such Letter of Credit and (B) notify the Administrative Agent and the Borrower by email (confirmed by telephone) of such demand for payment. Not later than noon on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available in Dollars (the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse each L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse any L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.

(i)    At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative

Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement regardless of any circumstances, including any of the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower or the applicable Restricted Subsidiary that is the account party thereon, as the case may be, shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s or such Restricted Subsidiary’s instructions or other irregularity, the Borrower or such Restricted Subsidiary will immediately notify the applicable L/C Issuer. The Borrower and any such Restricted Subsidiary shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)    Role of the L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby agrees, for itself and each Loan Party, and by requesting any Letter of Credit for the account of any other Subsidiaries, that Borrower and such Subsidiary hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower, or a Subsidiary, as the case may be, pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any L/C Issuer, and any L/C Issuer may be liable to the Borrower on a Letter of Credit to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower, or a Subsidiary, as the case may be, which the Borrower or such Subsidiary proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each applicable L/C Issuer shall deliver to the Borrower or a Subsidiary, as the case may be, copies of any documents purporting to assign or transfer a Letter of Credit issued for the account of the Borrower or such Subsidiary. The failure of such L/C Issuer to deliver such documents will not relieve the Borrower or any Loan Party of its obligations hereunder or under the other Loan Documents.

(g)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower, when a Letter of Credit is issued, (i) the Borrower may specify that either the rules of the ISP or the rules of the Uniform Customs and Practice for Documentary Credits (“UCP”), as most recently published by the International Chamber of Commerce at the time of issuance, apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued hereunder equal to the Applicable Rate with respect to Term SOFR Loans times the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Revolving Credit Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account; provided further, that if any portion of such L/C Issuer’s Fronting Exposure is Cash Collateralized by the Borrower pursuant to the second sentence of Section 2.15(a), then the Borrower shall not be required to pay a Letter of Credit Fee with respect to such Cash Collateralized portion of such Fronting Exposure. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the tenth day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of Administrative Agent or the Required Revolving Lenders, while any Obligation bears interest at the Default Rate pursuant to Section 2.08(b), all Letter of Credit Fees shall accrue at the Default Rate.

(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued hereunder equal to the greater of (i) $125 or (ii) one-eighth percent (0.125%) per annum, computed on the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears, and due and payable on the tenth day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)    Letters of Credit Issued for Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary or Affiliate, the Borrower shall be obligated to reimburse each L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)    Additional L/C Issuers. From time to time, the Borrower may by notice to the Administrative Agent designate additional Lenders that agree (in their sole discretion) to act in such capacity. Each such additional L/C Issuer shall execute and deliver to the Administrative Agent a counterpart of this Agreement (which counterpart shall also note such additional L/C Issuer’s Letter of Credit Commitment) and upon the Administrative Agent’s acknowledgment of receipt shall thereafter be an L/C Issuer hereunder for all purposes.

(m)    [Reserved]

(n)    Modification and Termination of Letter of Credit Commitments of L/C Issuers.

(i)    The Letter of Credit Commitment of any L/C Issuer may be terminated at any time by written notice by the Borrower to the Administrative Agent and such L/C Issuer.

(ii)    By written notice to the Borrower, each L/C Issuer may from time to time request that such L/C Issuer’s Letter of Credit Commitment be increased, decreased or terminated. Within ten Business Days following receipt of such notice, the Borrower shall provide such L/C Issuer with notice of their acceptance or rejection of such modification or termination, and if the Borrower accepts such modification or termination, the Borrower and such L/C Issuer shall enter into a written agreement as to such Letter of Credit Commitment increase, decrease or termination and shall also provide a copy of such written agreement to the Administrative Agent.

(iii)    From and after the effective date of any termination or decrease under clause (i) or (ii) above, the L/C Issuer whose Letter of Credit Commitment was terminated or decreased shall remain a party hereto, and if such L/C Issuer’s Letter of Credit Commitment shall have been terminated, shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such termination (and shall continue to be an “L/C Issuer” for purposes of this Agreement), but it shall not be required to issue any additional Letters of Credit hereunder. If the L/C Issuer’s Letter of Credit Commitment shall have been decreased, such L/C Issuer shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such decrease and shall continue to be an “L/C Issuer” for purposes of this Agreement with respect to such Letters of Credit and to the extent of its Letter of Credit Commitment but it shall not be required to issue any additional Letters of Credit hereunder to the extent the Outstanding Amount of all L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s decreased Letter of Credit Commitment unless otherwise agreed to by such L/C Issuer.

2.04    Swing Line Loans.

(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice (other than a Swing Line Loan Notice confirming a telephonic notice in accordance with the previous sentence) must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of

$100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)    Refinancing of Swing Line Loans.

(i)    The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)    Repayment of Participations.

(i)    At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05    Prepayments.

(a)    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans (with respect to all or a specified tranche, if applicable) and/or Revolving Credit Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the outstanding amount of such Loans; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice and the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof in direct order of maturity, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant facilities. Notwithstanding anything herein to the contrary, the Borrower may rescind any notice of prepayment under this Section 2.05(a) not later than 1:00 p.m. on the Business Day before such prepayment was scheduled to take place if such prepayment would have resulted from a refinancing of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.

(b)    The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or, if less, the entire principal amount of Swing Line Loans then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)    If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall within one Business Day following demand by the Administrative Agent prepay the Revolving Credit Loans, Swing Line Loans and L/C Borrowings or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Credit Loans, Swing Line Loans and L/C Borrowings the Total Revolving Credit Outstandings exceed the Revolving Credit Facility.

(d)    If an Investment Grade Event has not occurred, on the date (or the next succeeding Business Day if such date is not a Business Day) that any Net Proceeds become Excess Sale Proceeds (subject to Section 2.05(h)), (i) the Borrower shall make a mandatory pro rata prepayment of the principal of the Loans in the amount of the Excess Sale Proceeds, and (ii) the Revolving Credit Facility shall be reduced, dollar for dollar, by the amount of such Excess Sale Proceeds applied to repay Revolving Credit Loans provided, however, that prepayments and the corresponding reduction in the Revolving Credit Facility under this Section 2.05(d) shall not be required until the aggregate amount of unapplied Excess Sale Proceeds exceeds $10,000,000 in any calendar year.

(e)    If an Investment Grade Event has not occurred, any Extraordinary Receipts shall be immediately applied (subject to Section 2.05(h)) as a mandatory pro rata prepayment on the principal of the Loans; provided, however, that prepayments under this Section 2.05(e) shall not be required until the aggregate amount of unapplied Extraordinary Receipts exceeds $10,000,000 in any calendar year.

(f)    If an Investment Grade Event has not occurred, immediately upon the consummation by any Loan Party of any issuance of Additional Debt (but without waiving the requirements of Administrative Agent and/or any Lender’s consent to any such issuance in violation of any Loan Document), the Borrower shall make (subject to Section 2.05(h)) a mandatory pro rata prepayment on the principal of the Loans in an amount equal to the Net Proceeds from such issuance.

(g)    Each prepayment under Section 2.05(d), (e) or (f) applied to outstanding Term Loans shall be applied to the principal repayment installments thereof in direct order of maturity.

(h)    If any prepayment of Term Loans is required under Section 2.05(d), (e) or (f), then the Borrower may, by notice to Administrative Agent and each Term Lender, at least five Business Days prior to the date such prepayment would otherwise become due, provide the Term Lenders with an option to waive their respective Applicable Percentage of such prepayment. Any Term Lender electing to waive such prepayment may do so by providing notice to the Borrower and Administrative Agent of such election at least one Business Day prior to the date upon which such prepayment would otherwise become due. To the extent that any Term Lender elects to waive such prepayment, the Borrower may retain such Term Lender’s Applicable Percentage of such prepayment, subject to other covenants contained in this Agreement.

(i)    Each prepayment of the Loans under Section 2.05(c), (d), (e) or (f) shall be accompanied by all interest then accrued and unpaid on the principal so prepaid, together with any additional amounts required pursuant to Section 3.05. Any principal or interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment. Each such prepayment shall be applied to the Term Loans, Revolving Credit Loans or Swing Line Loans, as applicable, of the Appropriate Lenders in accordance with their respective Applicable Percentage in respect of the relevant Facility.

Notwithstanding anything to the contrary herein, upon and following the occurrence of an Investment Grade Event, each of Section 2.05(d), Section 2.05(e), and Section 2.05(f) shall no longer be of any force and effect.

2.06    Termination or Reduction of Revolving Credit Commitments. (a) The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than noon five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the (A) Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, or (B) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit. If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(b)    The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination. Notwithstanding anything herein to the contrary, the Borrower may rescind any notice of termination of Revolving Credit Commitments under this Section 2.06 not later than 1:00 p.m. on the Business Day before such termination was scheduled to take place if such termination would have resulted from a refinancing of the Revolving Credit Commitments, which refinancing shall not be consummated or shall otherwise be delayed.

2.07    Repayment of Loans.

(a)    The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date of the Revolving Credit Facility the aggregate principal amount of Revolving Credit Loans outstanding on such date.

(b)    The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

(c)    Subject to the requirements of Section 2.14(a), the Borrower shall repay the Term Loans (i) in the installments and amounts and (ii) on the Maturity Date, in each case as provided in the Incremental Supplement establishing such Term Loans.

2.08    Interest.

(a)    Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Rate for such Facility with respect to Term SOFR Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility with respect to Base Rate Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility with respect to Base Rate Loans.

(b)    (i) If any amount of principal of any Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    Upon the request of the Administrative Agent or Required Lenders, after an Event of Default under Section 8.01(a) shall have occurred and be continuing, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws and shall continue to pay interest at such rate until but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise applicable shall apply).

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)    Commitment Fee. Subject to Section 2.16(a)(iii), the Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Rate with respect to commitment fees times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16 (but excluding, for the avoidance of doubt, the Swing Line Loans). The commitment fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV are not met, and shall be due and payable quarterly in arrears on the tenth day after each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)    Other Fees.

(i)    The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)    The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10    Computation of Interest and Fees(i) . All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11    Evidence of Debt.

(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business in accordance with its usual practice. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. Subject to the entries in the Register, which shall be controlling, in the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12    Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; except that this sentence shall not apply to the Maturity Date.

(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative

Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Term Loan or Revolving Credit Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its Applicable Percentage (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its Applicable Percentage (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14    Increase in Revolving Credit Commitments or Term Loans.

(a)    Request for Increase. Provided there exists no Default, without the consent of the Lenders and upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Credit Facility Amount (as determined by the Borrower) by an amount that will not cause the Aggregate Credit Facility Amount to be greater than the sum of (i) the Aggregate Credit Facility Amount on the Closing Date, plus (ii) $500,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000 (or such other amount as agreed to by the Administrative Agent). Such increase in the Aggregate Credit Facility Amount may be utilized by requesting either (i) additional Revolving Credit Commitments or (ii) the making of additional Term Loans (in one or more tranches of Term Loans). At the time of sending such notice, the Borrower shall specify the nature of such increase (either as a Revolving Credit Commitment or as Term Loans (in one or more tranches of Term Loans)) and may request all or part of such increase from the existing Lenders and, if it does so, shall specify (in consultation with the Administrative Agent) the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). In the event that the Borrower elects to request such increase as Term Loans, the Borrower (in consultation with the Administrative Agent) shall notify the Lenders of the material terms of the Term Loans, including the proposed pricing, maturity, amortization schedule, maximum number of Interest Periods, permitted Types of Term Loans and other terms customary for Term Loans, provided, however that (A) the maturity date for such Term Loans shall not be prior to the Maturity Date with respect to the Revolving Credit Facility and (B) such Term Loans shall not require prepayment other than (i) as otherwise required pursuant to this Agreement and (ii) scheduled amortization in excess of 5% of the aggregate initial principal amount of such Term Loans per annum.

(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment or make such Term Loans and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase or new Term Loans, respectively. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment or to make Term Loans, respectively.

(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, and, in the case of increased Revolving Credit Commitments only, each L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld or delayed), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel. It shall not be a condition to obtaining an increase in the Aggregate Credit Facility Amount that the full amount of such increase requested by the Borrower be approved by the Lenders or any additional Eligible Assignees. If less than the full amount of the increase requested by the Borrower is approved by the Lenders and any additional Eligible Assignee, the Borrower may, at its option, accept the amount of the increase so approved, or the Borrower may withdraw its request for such increase.

(d)    Effective Date and Allocations. If the Aggregate Credit Facility Amount is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final amount and allocation of such increase and the Increase Effective Date.

(e)    Incremental Supplement. Any increase in Revolving Credit Commitments or the making of Term Loans pursuant to this Section shall become effective pursuant to a supplement (an “Incremental Supplement”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender (and, if applicable, each Eligible Assignee) agreeing to provide such increased Revolving Credit Commitments or Term Loans, as applicable, and the Administrative Agent.

(f)    Conditions to Effectiveness of Increase. As a condition precedent to such increase and any Incremental Supplement, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Borrower, certifying that, before and upon giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(g)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15    Cash Collateral.

(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or any L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, any L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in an interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts then owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts then owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)    Reallocation of Applicable Revolving Credit Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Revolving Credit Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of that Lender.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Revolving Credit Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, subject to Section 10.23 and except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Law. If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)    If any Loan Party or the Administrative Agent shall be required by applicable Law to withhold or deduct any Taxes, including United States federal backup withholding Taxes, from any payment, then (A) the Loan Party or Administrative Agent shall withhold or make such deductions as are determined by the Loan Party or Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Loan Party or Administrative Agent, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or any other Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of, or duplication of the obligations set forth in, subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)    Tax Indemnifications. (i) Without limiting the provisions of, or duplication of the obligations set forth in, subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such

Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Revolving Credit Facility and the repayment, satisfaction or discharge of all other Obligations.

(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)    Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to backup withholding or information reporting requirements, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)    Without limiting the generality of the foregoing, if the Borrower is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “United States Person”),

(A)    any Lender that is a United States Person shall deliver to the Borrower and the Administrative Agent executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)    each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of originals as shall be requested by the Administrative Agent or the Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)    executed copies of Internal Revenue Service Form W-8BEN-E or W-8BEN, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)    executed copies of Internal Revenue Service Form W-8ECI,

(III)    executed copies of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed copies of Internal Revenue Service Form W-8BEN-E or W-8BEN, as applicable, or

(V)    executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)    Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction and update any form or documentation previously delivered if such form or documentation expires or becomes obsolete in any respect or notify the Borrower and the Administrative Agent in writing of its legal inability to do so and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender. Notwithstanding anything to the contrary in the this Section 3.01(e), the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (B)(I), (II), (III) and (IV) above and

3.01(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)    Treatment of Certain Refunds. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower including with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary, in no event will the Administrative Agent, any Lender or any L/C Issuer be required to pay any amount to Borrower the payment of which would place the Administrative Agent, such Lender or such L/C Issuer in a less favorable net after-Tax position than the Administrative Agent, such Lender or such L/C Issuer would have been in if the Taxes or Other Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes or Other Taxes had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)    FATCA. If a payment made to a Lender under the Loan Documents would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)    Administrative Agent. The Administrative Agent shall deliver to the Borrower two duly executed copies of (i) if it is a U.S. Person, IRS Form W-9 or (ii) if it is not a U.S. Person, to the extent it is legally entitled to do so, an applicable IRS Form W-8, together with such other documentation as will establish that the Borrower can make payments to the Administrative Agent in its capacity as such without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

(i)    Terms. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable Law” includes FATCA.

3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03    Inability to Determine Rates.

(a)    If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable,

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that the Required Lenders have determined, that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or

(ii)    the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (1) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Loan of Base Rate Loans in the amount specified therein and (2) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)    adequate and reasonable means do not exist for ascertaining any applicable interest period of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)    CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one-month, three-month, six-month, and twelve-month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which any applicable interest period of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis on the last Business Day of each March, June, September and December and the Maturity Date.

(c)    Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then-current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate.” Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(d)    The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

(e)    Any Successor Rate shall be applied in a manner consistent with market practice; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

(f)    Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

(g)    In connection with the implementation of a Successor Rate, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

3.04    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii)    subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Term SOFR Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes, Other Taxes covered by Section 3.01 (for the avoidance of doubt, no duplication of the Borrower’s obligation under Section 3.01 with respect to Indemnified Taxes or Other Taxes is intended under this clause (ii)) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii)    impose on any Lender or any L/C Issuer any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any calculated loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)    any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the actual liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits or administrative fees charged by such Lender in connection with the foregoing.

3.06    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Lender delivers to the Borrower a notice pursuant to Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07    Survival. All of the obligations under this Article III shall survive termination of the Revolving Credit Facility and repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01    Conditions to the Closing Date. The effectiveness of this Agreement and the obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)    a Note executed by the Borrower in favor of each Lender requesting a Note reasonably in advance of the Closing Date;

(ii)    executed counterparts of this Agreement, the Intercreditor Agreement, the Guaranty, and the Pledge and Security Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(iii)    [reserved];

(iv)    [reserved];

(v)    [reserved];

(vi)    [reserved];

(vii)    certificates and instruments representing the Securities Collateral referred to in the Pledge and Security Agreement accompanied by undated stock powers or instruments of transfer executed in blank;

(viii)    proper financing statements in form appropriate for filing under the UCC of all jurisdictions that are necessary in order to perfect the Liens created under the Pledge and Security Agreement, covering the Collateral described in the Pledge and Security Agreement;

(ix)    evidence of arrangements for the completion of all other actions, recordings, and filings of or with respect to the Pledge and Security Agreement that the Collateral Agent may reasonably request in order to perfect (or maintain the perfection of) the Liens created thereby;

(x)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(xi)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(xii)    a favorable opinion of Bracewell LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(xiii)    the Initial Financial Statements;

(xiv)    certificates or binders evidencing Loan Parties’ insurance in effect on the date hereof naming the Collateral Agent as loss payee and additional insured;

(xv)    a certificate signed by a Responsible Officer of the Borrower certifying (A) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and except that any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects; (B) no Default exists on the Closing Date and (C) that there has been no event or circumstance since December 31, 2020 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xvi)    all documentation and other information required by each Lender with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that has been reasonably requested by any Lender or the Administrative Agent in advance of the Closing Date; and

(xvii)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers, the Swing Line Lender or the Required Lenders reasonably may require.

(b)    (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)    Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)    The Administrative Agent and Lenders shall have received evidence satisfactory to them that the payoff and termination of each of the Existing TRC Credit Agreement and the Existing TRP Credit Agreement has occurred or will occur substantially simultaneously with the closing of the Revolving Credit Facility on the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a)    The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 6.01 and except that any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects.

(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)    The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws (excluding Environmental Laws that are the subject of Section 5.09, federal, state and local income tax Laws that are the subject of Section 5.11 and ERISA that is the subject of Section 5.12); except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Liens permitted by the Loan Documents), or require any payment to be made under (i) any Contractual Obligation (other than the Loan Documents) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject except for conflicts, breaches, or contraventions that neither individually nor in the aggregate could reasonably be expected to result in a Material Adverse Effect; or (c) violate any Law except for violations of Law that neither individually nor in the aggregate could reasonably be expected to result in a Material Adverse Effect.

5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) before the occurrence of an Investment Grade Event, the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) before the occurrence of an Investment Grade Event, the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or before the occurrence of an Investment Grade Event, the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) filings necessary to perfect and maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Lenders, (ii) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) any filings required under the regulations of the SEC and (iv) those approvals, consents, exemptions, authorizations or other action, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

5.05    Financial Statements; No Material Adverse Effect.

(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)    The unaudited Consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of September 30, 2021 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the Consolidated financial condition of the Borrower and its Consolidated Subsidiaries as of the date thereof and their Consolidated results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)    Since December 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06    Litigation. Except as disclosed in the most recent Form 10-K annual report of the Borrower, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any Subsidiary thereof or against any of their properties or revenues, or that is contemplated by any Loan Party against any other Person that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07    No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08    Ownership of Property; Liens. (a) Each Loan Party and each Restricted Subsidiary thereof has (or on the Closing Date, will have) good and defensible fee simple title to or valid leasehold interests, or valid easements or other property interests in, all of its real property and good and valid title to all of its personal property necessary in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No material default exists under (i) any lease on any property on which an Existing Mortgage is granted, or (ii) any other lease, to the extent such default would reasonably be expected to have a Material Adverse Effect; provided, however, that the parties hereby agree that any default or material default under any lease on any property upon which an Existing Mortgage is granted which is caused by the Borrower’s or a Restricted Subsidiary’s failure to obtain the lessor’s consent prior to the granting of any such Existing Mortgage, as may be required under the terms of the applicable lease, shall not be deemed to be expected to have a Material Adverse Effect for all purposes under this Agreement. All of the plants, offices, or facilities and other tangible assets owned, leased or used by any Loan Party or any Restricted Subsidiary thereof in the conduct of their respective businesses are (i) insured to the extent and in a manner required by Section 6.07, (ii) structurally sound with no known defects which have or could reasonably be expected to have a Material Adverse Effect, (iii) in good operating condition and repair, subject to ordinary wear and tear and except to the extent failure could not reasonably be expected to have a Material Adverse Effect, (iv) not in need of maintenance or repair except for ordinary, routine maintenance and repair the cost of which is immaterial and except to the extent failure to so maintain and repair could not reasonably be expected to have a Material Adverse Effect, (v) sufficient for the operation of the businesses of such Loan Party and its Restricted Subsidiaries as currently conducted, except to the extent failure to be so sufficient could not reasonably be expected to have a Material Adverse Effect and (vi) in conformity with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, motor vehicle safety, occupational safety and health laws and regulations) relating thereto, except where the failure to conform could not reasonably be expected to have a Material Adverse Effect.

(b) The property of the Loan Parties and their Restricted Subsidiaries is subject to no Liens other than Liens permitted under Section 7.01.

5.09    Environmental Compliance. Except as disclosed in the most recent Form 10-K annual report of the Borrower, the associated liabilities and costs of the Borrower’s compliance with Environmental Laws (including any capital or operating expenditures required for clean-up or closure of properties currently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by Environmental Laws or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Materials, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses) are unlikely to result in a Material Adverse Effect. This Section 5.09 is the exclusive representation relating to environmental law, environmental liabilities, and hazardous materials, and no other provision hereof shall be construed as such.

5.10    Insurance. The properties of each Loan Party and each Subsidiary thereof are insured in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or Subsidiary operates.

5.11    Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Restricted Subsidiary thereof has filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and where the failure to pay such Taxes (individually or in the aggregate for the Borrower and the Restricted Subsidiaries) would not have a Material Adverse Effect.

5.12    ERISA Compliance.

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws except where the failure to so comply individually, or together with all such failures to fulfill such obligations and all such noncompliance, could not reasonably be expected to result in a Material Adverse Effect.

(b)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    Except where the failure to so fulfill such obligations and such noncompliance could individually, or together with all such failures to fulfill such obligations and all such noncompliance could reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA.

5.13    Subsidiaries. Set forth on Schedule 5.13 is, as of the Closing Date and as of each date a replacement Schedule 5.13 is delivered following the reasonable request of the Administrative Agent, a list of all Subsidiaries of the Borrower and whether such Subsidiary is a Loan Party, a non-Loan Party, a non-Loan Party Restricted Subsidiary, an Included Unrestricted Subsidiary or an Unrestricted Subsidiary that is not an Included Unrestricted Subsidiary.

5.14     Margin Regulations; Investment Company Act.

(a)    No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)    No Loan Party nor any Person Controlling any Loan Party nor any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15    Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all matters required to be disclosed pursuant to Section 6.03. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; provided, further, that, with respect to pro forma financial information, the Borrower represents only that such information was prepared in good faith and reflects, in all material respects, such pro forma financial information is in accordance with assumptions and requirements of GAAP for pro forma presentation and based upon such other assumptions that are believed to be reasonable at the time of preparation and, to the extent material, are disclosed as part of such pro forma financial information.

5.16    [Reserved].

5.17    Intellectual Property; Licenses, Etc. Each Loan Party and each Restricted Subsidiary thereof owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of its business as currently conducted, and, without conflict with the rights of any other Person, except to the extent such conflict, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Restricted Subsidiary thereof infringes upon any rights held by any other Person, except to the extent such conflicts, either individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18    Labor Disputes and Acts of God. Neither the business nor the properties of any Loan Party or any Restricted Subsidiary thereof has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.19    Solvency. Upon giving effect to the execution of this Agreement and the other Loan Documents by each Loan Party and the consummation of the transactions contemplated hereby and thereby, the Loan Parties on a consolidated basis are Solvent.

5.20    [Reserved].

5.21    Real Property. As of the Closing Date, Schedule 5.21(a) sets forth a description of each material fee owned property owned by any Loan Party and each material parcel of real property leased by any Loan Party (other than Excluded Real Property and the realty associated with the pipelines and gathering systems and other than immaterial real property including, but not limited to, compressor sites, pump stations and meter sites). As of the Closing Date, Schedule 5.21(b) sets forth a general description of all material pipelines, gathering systems and the realty associated therewith owned by the Loan Parties. Prior to the Collateral Release Date, the Borrower shall provide updates to Schedule 5.21(a) and (b) upon the reasonable request of the Administrative Agent.

5.22    Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Restricted Subsidiary thereof as of the Closing Date and except as could not reasonably be expected to have a Material Adverse Effect.

5.23    Security Documents. The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, at all times prior to the occurrence of an Investment Grade Event, a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Security Documents from time to time, no filing or other action will be necessary to perfect or protect such Liens.

5.24    OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or, if so being included could reasonably be expected to have a Material Adverse Effect, any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

5.25    Anti-Corruption Laws. The Borrower and its Subsidiaries and, to the knowledge of the Borrower and its Subsidiaries, the Borrower’s Affiliates and the Borrower’s, its Subsidiaries’ and its Affiliates’ directors, officers, employees, agents and representatives are (a) in compliance, in all material respects, with the PATRIOT Act and the United States Foreign Corrupt Practices Act of 1977 and (b) except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect, in compliance with any other applicable law in other jurisdictions relating to bribery, corruption or anti-money laundering.

5.26    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Notwithstanding anything to the contrary herein, upon and following the occurrence of an Investment Grade Event, Sections 5.05(c), 5.08, 5.10, 5.17, 5.18, 5.19, 5.21 and 5.22 shall no longer be of any force and effect.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01    Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a)    as soon as available, but in any event within 30 days after the date on which the Borrower is required under securities Laws to file a Form 10-K annual report (without giving effect to any extension permitted by the SEC) for each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year to the extent required by SEC rules, all in reasonable detail and prepared in accordance with GAAP and such Consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)    as soon as available, but in any event within 30 days after the date on which the Borrower is required under securities Laws to file a Form 10-Q quarterly reports (without giving effect to any extension permitted by the SEC) for each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2022), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year to the extent required by the SEC rules, and the related Consolidated statements of cash flows and shareholders’ equity for the portion of the Borrower’s fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP and such Consolidated statements to be certified by the chief financial officer, chief accounting officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, partners’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02    Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a)    no later than three (3) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and stating that such officer has caused this Agreement to be reviewed and has no knowledge of any Default by the Borrower in the performance or observance of any of the provisions of this Agreement, during, or at the end of, as applicable, such fiscal year or fiscal quarter, or, if such officer has such knowledge, specifying each Default and the nature thereof, showing compliance by the Borrower as of the date of such statement with the financial covenants set forth in Article VII, and calculations for such financial covenants shall be included, and the other applicable covenants set forth in Exhibit D (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)    promptly after the same are available, copies of each annual report, or financial statement to the extent filed by the Borrower with the SEC (other than reports and registration statements which the Borrower files with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange) not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(d)    following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender as required for compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act;

(e)    prior to the occurrence of an Investment Grade Event, not less than three Business Days prior to any change in any Loan Party’s (i) name as it appears in the jurisdiction of its formation, incorporation, or organization, (ii) type of entity, or (iii) organizational identification number, written notice thereof; and

(f)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such documents are delivered by email to the Administrative Agent, (ii) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (I) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies and (II) the Borrower shall arrange for the notification of the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents pursuant to clause (ii) or (iii) above (unless posted by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent, the Co-Syndication Agents and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all the Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking the Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Co-Syndication Agents, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all the Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent, the Co-Syndication Agents and the Arrangers shall be entitled to treat any the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Each Public Lender is subject to the notice requirements of Section 10.02(e).

6.03    Notices. Promptly notify the Administrative Agent:

(a)    within five Business Days of a Responsible Officer obtaining actual knowledge of the occurrence of any Default;

(b)    to the extent not otherwise disclosed publicly, of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c)    if an Investment Grade Event has not occurred, of the occurrence of any Disposition of property or assets, any sale of Equity Interests, any incurrence or issuance of any Indebtedness or receipt of any Extraordinary Receipt, in each case with respect to which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, if any.

6.04    Payment of Obligations. Prior to the occurrence of an Investment Grade Event, pay and discharge as the same shall become due and payable, all its obligations and liabilities (including all Tax liabilities or levies upon it or its properties or assets and all lawful claims which, if unpaid, would by law become a Lien upon its property) except in each case, to the extent that (i) the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect or (ii) such Taxes are being contested in good faith by appropriate proceedings and adequate reserves have been made by the Borrower or the applicable Restricted Subsidiary in accordance with GAAP.

6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05 or 7.06 or except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06    Maintenance of Properties. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07    Maintenance of Insurance. Maintain insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons and at all times prior to the occurrence of an Investment Grade Event, (a) name the Collateral Agent as mortgagee or lender’s loss payee (in the case of property insurance), (b) name the Collateral Agent as additional insured (in the case of liability insurance), (c) providing that such policies may not be canceled or reduced or affected in any material manner for any reason without 30 days prior notice to the Collateral Agent (or 10 days prior notice in the case of a failure to pay premiums), and (d) to provide for any other matters specified in any applicable Security Document or which the Administrative Agent may reasonably require. Prior to the Collateral Release Date, each Loan Party will maintain any additional insurance coverage as described in the respective Security Documents.

6.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09    Books and Records. Maintain proper books of record and account, in which entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary, as the case may be.

6.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11    Use of Proceeds. The proceeds of this Agreement shall be used for working capital of the Loan Parties and other lawful corporate purposes.

6.12    Additional Subsidiaries and Guarantors. If any Person becomes a Subsidiary after the Closing Date, any Immaterial Subsidiary ceases to be an Immaterial Subsidiary or any Subsidiary guarantees Indebtedness of the Borrower or TRP permitted under Section 7.03 the aggregate outstanding principal amount (including the undrawn face amount of any outstanding Letter of Credit, surety bonds and other similar contingent obligations outstanding under any agreement relating to such Indebtedness and including amounts owing to all creditors under any combined or syndicated credit arrangement) of which exceeds the Threshold Amount:

(a) in the case of any wholly-owned Domestic Restricted Subsidiary (other than an Excluded Subsidiary) of the Borrower or any Person guaranteeing such Indebtedness, promptly thereafter (and in any event within 30 days (or such longer period as the Administrative Agent may agree in its discretion)), cause such Person, to:

(i) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall reasonably request for such purpose, and

(ii) if the Collateral Release Date has not occurred, deliver to the Administrative Agent documents of the types referred to in clauses (vii) and (viii) of Section 4.01(a) and, if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent and

(b) if the Collateral Release Date has not occurred, at the time that any Person becomes a Restricted Subsidiary of the Borrower, and promptly thereafter (and in any event within 30 days (or such longer period as the Administrative Agent may agree in its discretion)), subject to any limitations set forth in the Pledge and Security Agreement and the exclusions set forth in Section 6.13:

(i) cause all of the Equity Interests, or Eligible Equity Interests in the case of a First-Tier Foreign Subsidiary, of such Person owned by a Loan Party to be pledged to the Collateral Agent to secure the Obligations, the Cash Management Obligations and the Secured Swap Obligations by executing and delivering the Pledge and Security Agreement or a joinder thereto or otherwise,

(ii) pursuant to the Pledge and Security Agreement, deliver or cause to be delivered to the Collateral Agent all certificates, stock powers and other documents required by the Pledge and Security Agreement with respect to all such Equity Interests or Eligible Equity Interests, as applicable, in any such Person,

(iii) take or cause to be taken such other actions, all as may be necessary to provide the Collateral Agent with a first priority perfected pledge on and security interest in such Equity Interests or Eligible Equity Interests, as applicable, in such Subsidiary; provided that no actions shall be taken under the laws of any jurisdiction other than the United States and any political subdivision thereof, and

(iv) deliver to the Collateral Agent documents of the types referred to in clauses (vii) and (viii) of Section 4.01(a) and, if requested by the Collateral Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13     Agreement to Deliver Security Documents. Prior to the Collateral Release Date, cause each Guarantor to deliver, to further secure the Obligations, the Secured Swap Obligations, and the Cash Management Obligations, whenever requested by the Administrative Agent or Collateral Agent in their sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, evidence of title, financing statements and other Security Documents in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests, subject only to Liens permitted under the Loan Documents, on any real or personal property now owned or hereafter acquired by such Persons, including with respect to Collateral released by the Collateral Agent under the last sentence of Section 7.06 solely as a result of a lease, sublease, license, sublicense or subordination of such property upon the expiration or termination of such lease, sublease, license, sublicense or subordination, and excluding the Excluded Real Property. Notwithstanding the foregoing, (a) Equity Interests of a Person that is not a Subsidiary shall not be required to be Collateral, (b) Equity Interests of an Unrestricted Subsidiary shall not be required to be Collateral and (c) Equity Interests of any First-Tier Foreign Subsidiary that do not constitute Eligible Equity Interests shall not be required to be Collateral.

6.14     Perfection and Protection of Security Interests and Liens. Prior to the Collateral Release Date, cause each Guarantor and any other Person required by the Administrative Agent or Collateral Agent to deliver, Security Documents pursuant to Section 6.13 and from time to time any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by such Persons in form and substance reasonably satisfactory to the Collateral Agent, which the Collateral Agent requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in any property securing any Obligations, Secured Swap Obligations and Cash Management Obligations. The Borrower further agrees, at any time prior to the Collateral Release Date, to promptly, upon request by the Administrative Agent or Collateral Agent, or any Lender through the Administrative Agent, correct any material defect or error that may be discovered in any Security Document or in the execution, acknowledgment, filing or recordation thereof.

6.15     Performance on the Borrower’s Behalf. If an Investment Grade Event has not occurred and any Loan Party fails to pay any taxes, insurance premiums, expenses,

attorneys’ fees or other amounts it is required to pay under any Loan Document, the Administrative Agent may pay the same after notice of such payment by the Administrative Agent is given to the Borrower. The Borrower shall promptly reimburse the Administrative Agent for any such payments and each amount paid by the Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by the Administrative Agent.

6.16     Environmental Matters; Environmental Reviews. Prior to the occurrence of an Investment Grade Event, except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply in all material respects with all Environmental Laws now or hereafter applicable to such Loan Party as well as all uncontested contractual obligations and agreements with respect to environmental remediation or other environmental matters, (b) obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations required by Environmental Laws for its operations and will maintain such authorizations in full force and effect, (c) conduct any required investigation, study, sampling and testing, and undertake any required cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from any of its properties, as required by Environmental Laws, and (d) promptly pay and discharge when due all Environmental Liabilities and debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Environmental Laws unless, in each case, the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party.

6.17    Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a)    Unless designated after the Closing Date in writing to the Administrative Agent pursuant to this Section, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)    The Borrower may designate any Subsidiary (including a newly formed or newly acquired Subsidiary) as an Unrestricted Subsidiary if (i) the representations and warranties of the Loan Parties contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) after giving effect to such designation, no Default or Event of Default would exist, (iii) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Sections 7.14(b) (prior to an Investment Grade Event) and 7.15(b) and (iv) before an Investment Grade Event occurs, no Subsidiary may be designated as an Unrestricted Subsidiary if it will be treated as a “restricted subsidiary” for purposes of any indenture or agreement governing any Unsecured Note Indebtedness.

(c)    The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Loan Parties contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) after giving effect to such designation, no Default or Event of Default would exist and (iii) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Sections 7.14(b) (prior to an Investment Grade Event) and 7.15(b).

(d)    The Borrower will not, and will not permit any of the Restricted Subsidiaries to, Guarantee any Indebtedness or other obligations of any Unrestricted Subsidiary, other than (i) letters of credit issued for the account of an Unrestricted Subsidiary and (ii) Guarantees of obligations of an Unrestricted Subsidiary arising in the ordinary course of business and related to the operation of such Unrestricted Subsidiary’s business so long as such Guarantee is permitted by Section 7.02.

(e)    The Borrower will not permit any Unrestricted Subsidiary to hold any Equity Interests in, or any Indebtedness of, any Restricted Subsidiary or any Included Unrestricted Subsidiary, except that an Included Unrestricted Subsidiary may hold Equity Interests in another Included Unrestricted Subsidiary.

6.18    Maintenance of Corporate Separateness. Satisfy customary corporate or limited liability company formalities and other requirements necessary to preserve the separate existence of each Unrestricted Subsidiary from the Borrower and each Restricted Subsidiary.

6.19    Anti-Corruption Laws. Conduct its businesses in material compliance with the United States Foreign Corrupt Practices Act of 1977, and, to the extent the failure to so comply could reasonably be expected to have a Material Adverse Effect, the UK Bribery Act 2010 and other applicable similar anti-corruption Laws in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such Laws.

6.20    Post-Closing Requirements.

(a)    If the Collateral Release Date has not occurred as of such date, by the date that is 30 days immediately following the Closing Date (or such longer period as the Administrative Agent may agree), the Borrower shall deliver or cause to be delivered (i) with respect to each Existing Mortgage, fully executed and notarized mortgage amendments or modifications in form and substance reasonably acceptable to the Collateral Agent, in proper form for recording in all appropriate places in all applicable jurisdictions and (ii) evidence that arrangements reasonably satisfactory to the Administrative Agent have been made for the payment of all filing, documentary, stamp, intangible, and recording taxes and fees in respect of the mortgage amendments referred to in this Section 6.20(a).

(b)    If the Collateral Release Date has not occurred as of such date, by the date that is 90 days immediately following the Closing Date (or such longer period as the Administrative Agent may agree), the Borrower shall deliver or cause to be delivered (i) with respect to any Existing Mortgages encumbering Excluded Real Property, a fully executed and notarized partial release of lien releasing the Excluded Real Property from the liens of such Existing Mortgage, in form and substance reasonably acceptable to the Borrower and Collateral Agent and in proper form for recording in all appropriate places in all applicable jurisdictions and (ii) evidence that arrangements reasonably satisfactory to the Administrative Agent have been made for the payment of all filing, documentary, stamp, intangible, and recording taxes and fees in respect of the partial release of liens referred to in this Section 6.20(b).

(c)    If the Collateral Release Date has not occurred as of such date, by the date that is the last day of the second full fiscal quarter immediately succeeding the Closing Date (or such longer period as the Required Lenders may agree), with respect to any real property not already subject to an Existing Mortgage (other than any Excluded Real Property) in which a Loan Party has a fee or leasehold interest, deliver to the Administrative Agent and the Collateral Agent:

(i)    deeds of trust, mortgages, leasehold deeds of trust, leasehold mortgages or amendments or modifications to Existing Mortgages, as appropriate, duly executed by the appropriate Loan Party, together with:

(A)     evidence that counterparts of such Post-Closing Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent and Collateral Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been or will be paid upon recording with, in the case of states with mortgage filing taxes, a cap on the amount of Obligations secured not to exceed the net book value of the real property described or such other amount as the Administrative Agent and the Borrower may agree;

(B)    evidence that all other action that the Administrative Agent and Collateral Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in such Post-Closing Mortgages has been taken; and

(C)    local counsel opinions regarding the due authorization, execution, delivery, and enforceability of such Post-Closing Mortgages and such other matters concerning the Loan Parties, the Post-Closing Mortgages and the Loan Documents as the Administrative Agent may reasonably request.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to:

7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)    Liens pursuant to any Loan Document;

(b)    [Reserved];

(c)    Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)    landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)    (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries and (iii) Liens on proceeds of insurance policies securing Indebtedness permitted under Section 7.03(a)(xiii)(A);

(f)    deposits, prepayments or cash pledges to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)    leases, licenses, subleases, sublicenses, easements, rights-of-way, servitudes, permits, reservations, exceptions, covenants and other rights or restrictions as to the use of real property, and other similar encumbrances incurred in the ordinary course of business which, with respect to all of the foregoing, do not secure the payment of Indebtedness (other than pursuant to the Loan Documents) and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i)    Liens securing Capital Leases and purchase money Indebtedness permitted under Section 7.03(a)(v); provided that such Liens securing purchase money Indebtedness do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and products thereof; and provided, further, that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(j)    Liens existing upon property acquired in an acquisition or of any Person that becomes a Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, and not upon any other property (other than products and proceeds thereof and after-acquired property of such Person and its Subsidiaries), securing only Indebtedness permitted by Section 7.03(a)(ix);

(k)    Liens reserved in leases of business premises entered into in the ordinary course of business for rent and for compliance with the terms of the lease limited to equipment and fixtures on the leased premises;

(l)    Liens (i) of a collection bank arising under Section 4.210 of the UCC on items in the course of collection; (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; or (iv) in connection with Cash Management Obligations and other obligations in respect of netting services, overdraft protections and similar arrangements, in each case in connection with deposit accounts in the ordinary course of business and that are limited to Liens customary in such arrangements;

(m)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(a)(ix), (a)(x) or (b), to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)    Liens (i) on Swap Contracts or commodity trading accounts or other brokerage accounts, (ii) on cash, cash equivalents or other Investments posted as initial deposits, margin deposits or cash collateral, (iii) on accounts receivable related to a Swap Contract or a commodity trading account or other brokerage account, and (iv) on proceeds from the property described in the foregoing clauses (i) through (iii) that secure obligations incurred in the ordinary course of business (A) under Swap Contracts or under commodity trading accounts or other brokerage accounts and (B) under netting arrangements in connection with Swap Contracts or commodity trading accounts or other brokerage accounts;

(o)    Liens that constitute Guarantees of Indebtedness to the extent such Guarantees are permitted by Section 7.03;

(p)    prior to an Investment Grade Event, Liens on property not constituting Collateral for the Obligations, the Cash Management Obligations or the Secured Swap Obligations and not otherwise permitted by the foregoing clauses of this Section 7.01; provided that the aggregate principal or face amount of all Indebtedness secured by Liens under this Section 7.01(p), taken together with the aggregate principal or face amount of all Indebtedness secured by Liens under Section 7.01(r), at any time shall not exceed the greater of (i) $100,000,000 and (ii) one percent (1%) of Consolidated Net Tangible Assets;

(q)    Liens on Receivables Facility Assets or accounts into which solely collections or proceeds of Receivables Facility Assets are deposited, in each case arising in connection with a Permitted Receivables Financing;

(r)    prior to an Investment Grade Event, Liens on property constituting Collateral that are subordinate or junior to the Liens created under the Loan Documents securing an aggregate principal or face amount of Indebtedness that, when taken together with the aggregate principal or face amount of all Indebtedness secured by Liens under Section 7.01(p), does not exceed the greater of (i) $100,000,000 and (ii) one percent (1%) of Consolidated Net Tangible Assets so long as, at the time such Liens are created, (A) such Liens are subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent, (B) the terms and conditions of such Indebtedness shall be market conditions for similar loans (as determined by the Administrative Agent), (C) the maturity date of such Indebtedness is at least six months after the Maturity Date, (D) as determined by an officer of the Borrower (or its general partner), the agreement evidencing such Indebtedness does not have covenants, defaults or events of default that are materially more restrictive as to the Borrower or any Restricted Subsidiary than the covenants, defaults or events of default set forth in this Agreement, (E) before and immediately after giving effect to such Indebtedness, no Default has occurred and is continuing, and (F) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with a maximum Consolidated Senior Leverage Ratio of 4.00 to 1.0, recomputed for the most recent quarter for which financial statements have been delivered (any such Indebtedness, “Permitted Second Lien Indebtedness”); and

(s)    from and after the occurrence of an Investment Grade Event, (i) Liens that do not secure Indebtedness, (ii) Liens encumbering reasonable customary deposits of cash and cash equivalents securing obligations in respect of Swap Contracts, and (iii) Liens which secure Indebtedness in an aggregate principal amount not to exceed at any time outstanding 15% of Consolidated Net Tangible Assets;

provided, however, nothing in this Section 7.01 shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by the Administrative Agent or any Lender that any Indebtedness subject to or secured by any Lien, right or other interest permitted under subsections (a) through (o) above ranks in priority to any Obligation.

7.02    Investments. Make any Investments, except:

(a) at any time,

(i)    Investments held by the Borrower or such Subsidiary in the form of cash equivalents;

(ii)    Investments of the Borrower in any Restricted Subsidiary and Investments of any Restricted Subsidiary in the Borrower or in another Restricted Subsidiary;

(iii)    Investments consisting of, resulting from, or received in connection with, as applicable, Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments, respectively permitted under Sections 7.01, 7.03, 7.05 (other than 7.05(d) to the extent it refers back to this Section 7.02), 7.06 (other than 7.06(d)) or 7.07;

(iv)    the acquisition of or other Investments in any Unrestricted Subsidiary so long as (i) immediately before and immediately after giving pro forma effect to any such acquisition or Investment, no Default shall have occurred and be continuing, and (ii)

immediately after giving effect to such acquisition or Investment, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Sections 7.14(b) and 7.15(b); provided, that if such acquisition or Investment relates to an Included Unrestricted Subsidiary, immediately after giving effect to such acquisition or Investment, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with a maximum Consolidated Senior Leverage Ratio of 4.00 to 1.0, recomputed for the most recent quarter for which financial statements have been delivered; provided, further, that solely for purposes of calculating the Consolidated Senior Leverage Ratio, the contribution to Consolidated EBITDA in respect of the net income of Included Unrestricted Subsidiaries shall be limited to 35% of Consolidated EBITDA for purposes of giving pro forma effect to such acquisition or Investment;

(v)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(vi)    Guarantees permitted by Section 7.03;

(vii)    Investments in Swap Contracts permitted by Section 7.03(a)(iv);

(viii)    Loans or advances to any officer, director or employee of any Loan Party (i) for travel, entertainment, relocation, analogous ordinary business purposes and related expenses, (ii) to fund the purchase of Equity Interests in the Borrower or any Restricted Subsidiary under compensation plans approved by the Board of Directors of the issuer of such Equity Interests in good faith (provided that the proceeds of such loans or advances are promptly invested in such Equity Interests and contributed to the Borrower or such Restricted Subsidiary) and (iii) for purposes not described in the foregoing clause (i) or (ii), in an aggregate amount outstanding not to exceed $15,000,000 at any one time outstanding;

(ix)    the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(a)(ix):

(A)    to the extent required by Section 6.12, each applicable Loan Party and any such newly created or acquired Restricted Subsidiary (and, to the extent required by this Agreement, the Restricted Subsidiaries of such created or acquired Restricted Subsidiary) shall be a Guarantor and shall have complied with the requirements of Sections 6.12 and 6.13, within the times specified therein;

(B)    the acquired property, assets, business or Person is in the Line of Business; and

(C)    (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Sections 7.14(b) and 7.15(b);

(x)    Investments (other than Investments consisting of Guarantees) in Persons (other than a Person that is or becomes a Subsidiary of the Borrower) in the Line of Business to the extent not otherwise permitted by the foregoing clauses of this Section, so long as, immediately after giving effect to any such Investment, no Default has occurred and is continuing and the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Sections 7.14(b) (if an Investment Grade Event has not occurred) and 7.15(b);

(xi)    advances of payroll payments to employees in the ordinary course of business;

(xii)    Investments in any Receivables Entity consisting of (i) capital contributions of Receivables Facility Assets to such Receivables Entity, (ii) capital contributions of cash to such Receivables Entity to the extent necessary to enable such Receivables Entity to (x) purchase Receivables Facility Assets at fair market value and (y) comply with any Contractual Obligations imposing minimum capitalization requirements on such Receivables Entity and (ii) promissory notes issued by such Receivables Entity payable to the Borrower or a Restricted Subsidiary representing the noncash portion of the purchase price for Receivables Facility Assets sold to such Receivables Entity, in each case in connection with any Permitted Receivables Financing;

(xiii)    any Investment owed by a Person at the time such Person is acquired and becomes a Restricted Subsidiary pursuant to any acquisition not prohibited by this Agreement; provided that (i) such Investment was not made in connection with or in contemplation of such acquisition and (ii) any incremental Investments shall not be permitted by this clause (xiii);

(xiv)    Investments to the extent that payment for such Investment is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(xv)    Guarantees by the Borrower or any Restricted Subsidiary of obligations that do not constitute Indebtedness entered into in the ordinary course of business; and

(xvi)    any Investment made with the net cash proceeds of issuances of Equity Interests by the Borrower after the Closing Date (other than pursuant to Section 8.05) which were issued for the purpose of enabling the Borrower or any Restricted Subsidiary to make such Investments, so long as immediately after giving effect to such issuance and the corresponding Investment pursuant to this clause (xvi), (i) no Default or Event of Default has occurred and is continuing and (ii) the Borrower shall be in pro forma compliance with the covenants set forth in Sections 7.14(b) (if an Investment Grade Event has not occurred) and 7.15(b); and

(b)    on and after the occurrence of an Investment Grade Event, Investments that (i) do not violate the Borrower’s or any Restricted Subsidiary’s Organizational Documents and (ii) upon giving effect to such Investment, the Borrower and its Restricted Subsidiaries are in compliance with Section 7.08.

7.03    Indebtedness.

(a) Prior to the occurrence of an Investment Grade Event, create, incur, assume or suffer to exist any Indebtedness, except:

(i)    Indebtedness under the Loan Documents;

(ii)    Letters of Credit issued for the account of any Unrestricted Subsidiaries in respect of obligations of such Unrestricted Subsidiary; provided that the aggregate face amount of all such Letters of Credit under this Section 7.03(a)(ii) shall not exceed 20% of Consolidated Net Tangible Assets;

(iii)    Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Restricted Subsidiary;

(iv)    obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under any Swap Contract with a Hedging Party designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(v)    Indebtedness in respect of Capital Lease Obligations, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the requirements set forth in Section 7.01(i); provided that the aggregate amount of all such Indebtedness under this Section 7.03(a)(v) at any one time outstanding shall not exceed an amount equal to five percent (5%) of Consolidated Net Tangible Assets;

(vi)    (A) the TRP Closing Date Indebtedness and (B) other unsecured Indebtedness in respect of a private placement or a public sale of unsecured senior or subordinated notes by the Borrower or TRP and unsecured guarantees of such notes by one or more of the Guarantors or the Borrower; provided that in the case of clause (B) no principal of such Indebtedness is scheduled to mature earlier than the Maturity Date;

(vii)    Indebtedness of any Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary subordinated to the Obligations, the Cash Management Obligations and the Secured Swap Obligations on terms satisfactory to the Administrative Agent;

(viii)    unsecured Indebtedness owed to Borrower or any of its Subsidiaries; provided that (i) such Indebtedness is subordinated to the Obligations, the Cash Management Obligations and the Secured Swap Obligations on terms reasonably satisfactory to the Administrative Agent and (ii) no principal of such Indebtedness is scheduled to mature earlier than the Maturity Date or can be subject to prepayment except as permitted under Section 7.04;

(ix)    Indebtedness acquired in an acquisition, existing at the time of such acquisition and not incurred in contemplation thereof; provided that such Indebtedness shall not be secured except to the extent such Indebtedness is secured by Liens permitted by Section 7.01(j); provided further, that no Person, other than the obligor or obligors thereon at the time of such acquisition shall become liable for such Indebtedness;

(x)    Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case in connection with deposit accounts in the ordinary course of business and discharged within two Business Days of its incurrence;

(xi)    Indebtedness representing deferred compensation to employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(xii)    Customary indemnification obligations or customary obligations in respect of purchase price or other similar adjustments, in each case incurred by the Borrower or any Restricted Subsidiary in connection with the Disposition of any assets permitted hereby, or any Investment permitted hereby or any purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation) permitted hereby, but excluding Guarantees of Indebtedness; provided that (i) such obligations are not then due and payable and (ii) the maximum liability in respect of all such obligations incurred in connection with any Disposition shall at no time exceed the gross proceeds, including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Borrower and its Restricted Subsidiaries in connection with such Disposition;

(xiii)    Indebtedness consisting of (A) the financing of insurance premiums or (B) customary take-or-pay obligations contained in supply or service agreements, in each case, in the ordinary course of business;

(xiv)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries, in each case in the ordinary course of business;

(xv)    Indebtedness for borrowed money of the Borrower or TRP and Guaranties thereof by one or more of the Guarantors and the Borrower; provided that (A) such Indebtedness and guaranties are unsecured and are subordinated to the Obligations, the Cash Management Obligations and the Secured Swap Obligations on terms reasonably satisfactory to the Administrative Agent and (B) no principal of such Indebtedness is scheduled to mature earlier than the Maturity Date or can be subject to prepayment except as permitted under Section 7.04;

(xvi)    Indebtedness in respect of a Permitted Receivables Financing in an aggregate principal or similar amount of not to exceed $500,000,000; and

(xvii)    Indebtedness not otherwise permitted by the foregoing clauses of this Section 7.03; provided that the aggregate principal or face amount of all such Indebtedness under this Section 7.03(a)(xvii) shall not exceed 10% of Consolidated Net Tangible Assets;

provided, however, no Indebtedness may be created, incurred, assumed or suffered to exist pursuant to Section 7.03(a)(vi), (a)(viii), or (a)(xv) unless, both before and after such Indebtedness is created, incurred, assumed or suffered to exist and after giving effect to the application of any of the proceeds thereof on the incurrence date, no Default or Event of Default shall exist and the Borrower shall comply with the covenants contained in Sections 7.14(b) (prior to the occurrence of an Investment Grade Event) and 7.15(b).

(b)    From and after the occurrence of an Investment Grade Event, create, incur, assume or suffer to exist any Indebtedness of a Restricted Subsidiary (other than TRP), except (i) Indebtedness described in clauses (a)(i) through (xvi) above, and (ii) other Indebtedness in an aggregate principal amount at any time outstanding not to exceed 15% of Consolidated Net Tangible Assets.

7.04    Subordinated Indebtedness. Prior to the occurrence of an Investment Grade Event, pay the principal (other than regularly scheduled payments of principal as and when due to the extent not prohibited by applicable subordination provisions) of any Indebtedness that is subordinated to the Obligations, other than principal payments unless, before and after giving effect thereto, no Default or Event of Default shall exist and the Borrower shall be in pro forma compliance with the covenants contained in Sections 7.14(b) and 7.15(b).

7.05 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)    any Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when any Wholly Owned Subsidiary is merging with another Restricted Subsidiary, a Wholly Owned Subsidiary shall be the continuing or surviving Person;

(b)    (i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(c)    any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Wholly Owned Subsidiary, then the transferee must either be the Borrower or a Wholly Owned Subsidiary; provided, further that if the transferor in any such a transaction is a Guarantor, then the transferee must either be the Borrower or Guarantor;

(d)    any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02;

(e)    each of the Borrower and any of its Restricted Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving entity;

(f)    a merger, dissolution, liquidation, consolidation or Disposition, the purpose and effect of which is to consummate a Disposition permitted pursuant to Section 7.06; and

(g)    the sale of Receivables Facility Assets in connection with Permitted Receivables Financings.

7.06    Dispositions. Prior to the occurrence of an Investment Grade Event, make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b)    Dispositions of inventory or cash equivalents or immaterial assets in the ordinary course of business;

(c)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of property used in a Line of Business or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such property;

(d)    Liens permitted by Section 7.01, Investments permitted by Section 7.02 and Restricted Payments permitted by Section 7.07;

(e)    Dispositions of property acquired or constructed by the Borrower or any Subsidiary after the Closing Date pursuant to sale-leaseback transactions; provided that the applicable sale-leaseback transaction (i) occurs within 270 days after the acquisition or construction (as applicable) of such property and (ii) is made for cash consideration not less than the cost of acquisition or construction of such property;

(f)    Dispositions of accounts receivables in connection with the collection or compromise thereof in the ordinary course of business;

(g)    Leases, subleases, licenses or sublicenses (including the provision of software under an open source license), easements, rights of way or similar rights or encumbrances in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;

(h)    Dispositions resulting from Casualty Events and transfers of property that has suffered a casualty (constituting a total loss or constructive total loss of such property) upon receipt of the Extraordinary Receipts of such casualty;

(i)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(j)    Dispositions of other property, subject to the Security Documents, by the Borrower or any Subsidiary to the Borrower or to a Wholly Owned Subsidiary of the Borrower; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(k)    Dispositions permitted under Section 7.05;

(l)    Dispositions by the Borrower and its Restricted Subsidiaries not otherwise permitted under clauses (a) through (k) or (m) of this Section 7.06; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (l) since the Closing Date shall not exceed ten percent (10%) of Consolidated Net Tangible Assets on the first day of the fiscal year most recently ended at the time of such determination and (iii) no Disposition of less than all of the Equity Interests of any Restricted Subsidiary owned by the Borrower and its Restricted Subsidiaries shall be permitted under this clause (l);

(m)    Dispositions by the Borrower and its Restricted Subsidiaries if (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) if the fair market value of the assets subject to such Disposition exceeds $50,000,000, such Disposition is for consideration that is at least 75% cash or cash equivalents, (iii) the Borrower shall make the prepayment or reinvestment of proceeds of such Disposition as required by Section 2.05(d), and (iv) no Disposition of less than all of the Equity Interests of any Subsidiary owned by the Borrower and its Restricted Subsidiaries shall be permitted under this clause (m);

(n)    Dispositions of Receivables Facility Assets in connection with a Permitted Receivables Financing; provided that this clause (n) shall be the exclusive clause of this Section 7.06 that permits Dispositions in connection with a Permitted Receivables Financing;

(o)    Dispositions by the Borrower to any Restricted Subsidiary and Dispositions by any Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided, that, in no event shall a Disposition be made to a non-Loan Party involving assets with an aggregate fair market value in excess of the greater of (i) $100,000,000 and (ii) one percent (1%) of Consolidated Net Tangible Assets pursuant to this Section 7.06(o);

(p)    the abandonment, failure to maintain or renew or other Disposition of any IP Rights in the ordinary course of business or as may be decided by the Borrower in its reasonable judgment or that are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries; and

(q)    to the extent allowable under Section 1031 of the Code, any exchange of like kind property (excluding any boot thereon) for use in the Line of Business.

provided, however, that any Disposition for consideration in excess of the greater of (i) $100,000,000 and (ii) one percent (1%) of Consolidated Net Tangible Assets (whether in one transaction or in a series of related transactions) pursuant to clauses (a), (b), (c), (e), (f), (i), (j), (k), (l), (m), or (o) shall be for fair market value as determined by the Borrower in good faith.

Notwithstanding anything to the contrary herein, upon the occurrence of any sale, lease or sublease, license or sublicense, transfer or other Disposition of any Collateral, in each case as part of or in connection with any transaction permitted hereunder or under any other Loan Document, the Liens under the Security Documents covering such Collateral shall be automatically released, all without delivery of any instrument or performance of any act by any Loan Party, the Collateral Agent, the Administrative Agent or any Lender; provided, that, upon the expiration of any lease, sublease, license or sublicense of such Collateral at any time prior to the Collateral Release Date, the Liens under the Security Documents covering such Collateral shall be restored to the extent otherwise required by this Agreement or any other Loan Document, and the Borrower shall, or shall cause any Loan Party to, take any action required to perfect any such restored Liens. In furtherance of the foregoing, so long as no Event of Default has occurred and is continuing, the Collateral Agent will, at the Borrower’s request and expense, execute a release, satisfactory to the Borrower and the Collateral Agent, of any Collateral that is sold, transferred, leased or subleased, licensed or sublicensed or otherwise Disposed of, in each case as part of or in connection with any transaction permitted by this Section (including, for the avoidance of doubt, Receivables Facility Assets sold in connection with a Permitted Receivables Financing).

7.07    Restricted Payments. Declare or make any Restricted Payment, except that:

(a)    each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions (i) in respect of common Equity Interests, payable solely in common Equity Interests of such Person or (ii) in respect of Equity Interests other than common Equity Interests, payable solely in such Equity Interests that are not common Equity Interests so long as no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom;

(c)    the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests so long as no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom;

(d)    [reserved];

(e)    the Borrower and each Restricted Subsidiary may make Restricted Payments if (i) no Default of Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom and (ii) after giving effect to such Restricted Payment, the Borrower shall be in pro forma compliance with Section 7.14 (prior to the occurrence of an Investment Grade Event) and Section 7.15;

(f)    to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into an consummate transactions expressly permitted by any provision of Section 7.04 or 7.09 (other than Section 7.09(b));

(g)    repurchases of Equity Interests in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants to the extent that such Equity Interests represent a portion of the exercise price of such options and warrants;

(h)    the Borrower and each Restricted Subsidiary may pay (x) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower held by any present or former employee, officer or director of the Borrower or any direct or indirect parent of the Borrower or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of the Borrower or any of its Subsidiaries or any direct or indirect parent of the Borrower and (y) make certain Restricted Payments to employees, officers and directors of the Borrower or any direct or indirect parent of the Borrower or any of its Subsidiaries in an amount not to exceed the Taxes payable by such Persons in respect of Equity Interests awarded to any such Person under any such plan; provided that the aggregate Restricted Payments made under clause (x) above do not exceed in any calendar year $10,000,000; and provided, further, that to the extent the Borrower or a Restricted Subsidiary repurchases, retires or otherwise acquires for value Equity Interests of the Borrower from a Person and in a manner that would otherwise be subject to clause (x) above, but such repurchase, retirement or other acquisition for value is undertaken by the Borrower or a Restricted Subsidiary promptly following an award of Equity Interests by the Borrower to such Person and is in an amount not to exceed the Taxes payable by such Persons in respect of such Equity Interests awarded to such Person, such repurchases, retirements or other acquisitions for value shall be deemed to be Restricted Payments with respect to Taxes governed by clause (y) above, rather than being subject to clause (x) above; and provided, further, that cancellation of Indebtedness owing to the Borrower or a Restricted Subsidiary from members of management, directors, managers or consultants of the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 7.07 or any other provision of this Agreement; and

(i)    from and after the occurrence of an Investment Grade Event, the Borrower may make Restricted Payments so long as no Event of Default shall have occurred and be continuing at the time of such Restricted Payment or immediately after giving effect thereto.

7.08    Change in Nature of Business. Engage in any material line of business other than the Line of Business.

7.09    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and any of its Wholly Owned Subsidiaries or between and among any Wholly Owned Subsidiaries, (b) Restricted Payments permitted under Section 7.07, (c) transactions with Receivables Entities in connection with any Permitted Receivables Financings, (d) Investments permitted by Section 7.02 or Dispositions permitted by Section 7.06(j)(i), (e) Guarantees of obligations of Unrestricted Subsidiaries, and (f) transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 7.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect.

7.10    Burdensome Agreements. Permit to exist any Contractual Obligation that includes restrictions that are binding on the Borrower or any Restricted Subsidiary (in each case other than this Agreement or any other Loan Document or documentation in respect of Permitted Second Lien Indebtedness) that limits the ability of such Restricted Subsidiary to (a) make Restricted Payments to the Borrower or any Guarantor, (b) repay loans and other indebtedness owing by it to the Borrower or any Guarantor or (c) guarantee the Obligations as otherwise required hereunder; provided, however, that the foregoing clauses shall not prohibit (i) restrictions contained in TRP Closing Date Indebtedness and any additional Unsecured Note Indebtedness issued after the Closing Date with restrictions that are either (A) not more restrictive in any material respect than the restrictions in the TRP Closing Date Indebtedness or (B) on market terms, as such may be determined in the Borrower’s sole discretion, (ii) restrictions and conditions which exist on the Closing Date and are listed on Schedule 7.10 hereto and, to the extent restrictions permitted by this clause (ii) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such restriction in any material respect, (iii) restrictions that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, (iv) restrictions set forth in an agreement governing Indebtedness permitted by Section 7.03 and that has been incurred by a Restricted Subsidiary of the Borrower that is not a Loan Party, or (v) customary restrictions and conditions contained in agreements relating to the sale of all or substantially all of the Equity Interests or assets of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

7.11    Prohibited Contracts. Prior to the occurrence of an Investment Grade Event,

(a)    Enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it, other than contracts for pipeline capacity or for services in either case reasonably anticipated to be utilized in the ordinary course of business or as otherwise permitted by Section 7.03(a)(xiii)(B); or

(b)    Incur any obligation to contribute to any Multiemployer Plan.

7.12    Limitation on Credit Extensions. Prior to the occurrence of an Investment Grade Event, except for Investments permitted under Section 7.02, extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business or to another Loan Party in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

7.13    Use of Proceeds. Use the proceeds of any Credit Extension (a) whether directly or indirectly to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in violation of Regulation U, or (b) directly or, to the knowledge of the Borrower or any Subsidiary, indirectly for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or to the extent the failure to so comply could reasonably be expected to have a Material Adverse Effect, other applicable similar anti-corruption Laws in other jurisdictions or (c) directly, or, to the knowledge of the Borrower or any Subsidiary, indirectly (or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions and results in a violation by an individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, an L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

7.14    Interest Coverage Ratio. Prior to the occurrence of an Investment Grade Event,

(a)    On each Quarterly Testing Date occurring on or after March 31, 2022, permit the ratio of (a) Consolidated Adjusted EBITDA for the four consecutive fiscal quarter period then ended to (b) Consolidated Interest Expense for such period (excluding all premiums or make-whole amounts paid and unamortized original issue discount expensed in connection with the repayment of debt in such period) to be less than 2.25 to 1.0.

(b)    On each date of, and as a condition to, any Compliance Event, permit the ratio of (a) Consolidated Adjusted EBITDA for the four consecutive fiscal quarter period most recently ended for which financial statements required to be furnished pursuant to Section 6.01(a) or (b) are available to the Borrower to (b) Consolidated Interest Expense for such period (excluding all premiums or make-whole amounts paid and unamortized original issue discount expensed in connection with the repayment of debt in such period) to be less than 2.25 to 1.0 giving effect to such Compliance Event on a pro forma basis as though such Compliance Event had occurred as of the first day of such four fiscal quarter period.

7.15    Leverage Ratios.

(a)    On each Quarterly Testing Date occurring on or after March 31, 2022, permit the Consolidated Leverage Ratio to be greater than 5.50 to 1.0 for the four consecutive fiscal quarter period ended on such date of determination.

(b)    On each date of, and as a condition to, any Compliance Event, permit the Consolidated Leverage Ratio to be greater than 5.50 to 1.0 for the four consecutive fiscal quarter period most recently ended for which financial statements required to be furnished pursuant to Section 6.01(a) or (b) are available to the Borrower and giving effect to such Compliance Event on a pro forma basis as though such Compliance Event had occurred as of the first day of such four fiscal quarter period.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default. Any of the following shall constitute an Event of Default:

(a)    Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05, or 6.11 or Article VII; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)    Cross-Default and Cross-Acceleration. (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) or Swap Contract, beyond any grace period provided with respect thereto; provided that the aggregate outstanding principal amount (including the undrawn face amount of any outstanding Letter of Credit, surety bonds and other similar contingent obligations outstanding under any agreement relating to such Indebtedness and including amounts owing to all creditors under any combined or syndicated credit arrangement) of all such Indebtedness or payment obligation in respect of such Swap Contract as to which such payment default shall occur and be continuing exceeds the Threshold Amount, or (B) (1) prior to the occurrence of an Investment Grade Event, fails to observe or perform any other agreement or condition relating to any such Indebtedness or Swap Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, if the effect of such default or other event is to cause, or to permit the holder or holders of such Indebtedness

(or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Swap Contract to become payable or cash collateral in respect thereof to be demanded; provided that the aggregate outstanding principal amount (including the undrawn face amount of any outstanding Letter of Credit, surety bonds and other similar contingent obligations outstanding under any agreement relating to such Indebtedness and including amounts owing to all creditors under any combined or syndicated credit arrangement) of all such Indebtedness or payment obligation in respect of such Swap Contract as to which such right to accelerate shall arise and be continuing exceeds the Threshold Amount; provided that this clause (e)(i)(B)(1) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; and (2) on and after the occurrence of an Investment Grade Event, fails to observe or perform any other agreement or condition relating to any such Indebtedness or Swap Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, if such default or other event shall have resulted in the acceleration of the payment of such Indebtedness or Swap Contract; provided that the aggregate outstanding principal amount (including the undrawn face amount of any outstanding Letter of Credit, surety bonds and other similar contingent obligations outstanding under any agreement relating to such Indebtedness and including amounts owing to all creditors under any combined or syndicated credit arrangement) of all such Indebtedness or payment obligation in respect of such Swap Contract as to which such acceleration shall occur and be continuing exceeds the Threshold Amount; or (iii) (1) prior to the occurrence of an Investment Grade Event, there occurs any default or termination event (however denominated) (other than at the election of the Borrower or any of its Restricted Subsidiaries) that gives a Receivables Entity the right to terminate its obligation to purchase any Receivables Facility Assets from the Borrower or any Restricted Subsidiary prior to the stated termination date thereof in connection with Permitted Receivables Financings having an aggregate principal or similar amount greater than the Threshold Amount and (2) on and after the occurrence of an Investment Grade Event, there occurs any default or termination event (however denominated) (other than at the election of the Borrower or any of its Restricted Subsidiaries) that results in the termination of the obligation of a Receivables Entity to purchase any Receivables Facility Assets from the Borrower or any Restricted Subsidiary prior to the stated termination date thereof in connection with Permitted Receivables Financings having an aggregate principal or similar amount greater than the Threshold Amount; or

(f)    Insolvency Proceedings, Etc. The Borrower, any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) The Borrower, any of its Restricted Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)    Judgments. There is entered against the Borrower or any of its Restricted Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, the same shall remain undischarged and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order which have not been stayed by reason of a pending appeal or otherwise, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure to pay has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)    Change of Control. There occurs any Change of Control; or

(l)    Security Documents. Before the Collateral Release Date, any Security Document shall for any reason (other than pursuant to the terms hereof and thereof) cease to create a valid and perfected first priority Lien in any asset having a value in excess of the Threshold Amount, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage.

8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the Revolving Credit Commitment of each Revolving Credit Lender to make Revolving Credit Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Revolving Credit Commitment and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations, the Cash Management Obligations and the Secured Swap Obligations (except on account of Separate Collateral) shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent and the Collateral Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of external counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such and payable to the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of external counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, the Secured Swap Obligations and the Cash Management Obligations, ratably among the Lenders, the Hedging Parties and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.15; and

Last, the balance, if any, after all of the Obligations, the Cash Management Obligations and the Secured Swap Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, Cash Management Obligations and Secured Swap Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01    Appointment and Authority.

(a)    Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)    Each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), an L/C Issuer (if applicable) and a potential Hedging Party) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Security Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, the Secured Swap Obligations (except for Separate Collateral) or the Cash Management Obligations together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent or the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.11, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the Intercreditor Agreement and any intercreditor agreement contemplated by Section 9.10(d)), as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

9.02    Rights as a Lender. Any Person serving an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include such Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.03    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agents:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower, a Lender or an L/C Issuer.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04    Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, such Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05    Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, respectively. Each of the Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent and the Collateral Agent.

9.06    Resignation of Agent. The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”),

then such retiring Administrative Agent or Collateral Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent or Collateral Agent meeting the qualifications set forth above; provided that if the Administrative Agent or Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent or Collateral Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent or Collateral Agent shall continue to hold such Collateral until such time as a successor Administrative Agent or Collateral Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent or Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent (other than as provided in Section 3.01 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent of Collateral Agent as of the Resignation Effective Date), and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent or Collateral Agent was acting as the Administrative Agent or Collateral Agent, as applicable and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, as and to the extent such provisions purport to apply to a Person in such capacity, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor.

Any resignation by Bank of America as the Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07    Non-Reliance on Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon any Agent, any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent, any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the agents listed on the cover page hereof shall have any powers, duties, liabilities or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and external counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and external counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10    Collateral and Guaranty Matters. The Lenders, the L/C Issuers and the Hedging Parties irrevocably authorize the Collateral Agent, at its option and in its discretion,

(a)    to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Revolving Credit Facility and payment in full of all Obligations, the Cash Management Obligations and the Secured Swap Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold, transferred, leased or subleased, licensed or sublicensed, exchanged, alienated, subordinated or otherwise Disposed of, or to be sold, transferred, leased or subleased, licensed or sublicensed, exchanged, alienated, subordinated or otherwise Disposed of, in each case as part of or in connection with any transaction permitted hereunder or under any other Loan Document (including, for the avoidance of doubt, Receivables Facility Assets sold in connection with a Permitted Receivables Financing); (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders or, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below; and

(b)    to subordinate any Lien on any Property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c)    to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; and

(d)    upon the request of the Borrower, in connection with the incurrence of any Permitted Second Lien Indebtedness, to execute an intercreditor agreement that satisfies the requirements of Section 7.01(r).

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes such Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent in connection with such tax, including any penalties or interest and together with any all expenses incurred.

If at any time following the Closing Date an Investment Grade Event occurs, so long as no Event of Default then exists, at the Borrower’s request (the date of such request, the “Collateral Release Date”) the Liens under the Security Documents securing the Obligations shall automatically be released. From and after the Collateral Release Date, the Collateral Agent shall promptly execute, deliver and/or file all such further releases, termination statements, documents, agreements, certificates and instruments and do such further acts as the Borrower may reasonably require to more effectively evidence or effectuate such release.

9.11    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent and Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent and Agent-Related Person from and against any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any external counsel for any Agent) incurred by it; provided that no Lender shall be liable for the payment to any Agent or Agent-Related Person of any portion of such losses, claims, damages, liabilities and related expenses resulting from such Agent’s or Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.11. In the case of any investigation, litigation or proceeding giving rise to any loss, claim, damage, liability and related expense this Section 9.11 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent or Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.11 shall survive termination of the Revolving Credit Facility, the payment of all other Obligations, Secured Swap Obligations and Cash Management Obligations, and the resignation of such Agent.

9.12    Intercreditor Agreement. The Collateral Agent is authorized to enter into the Intercreditor Agreement and any intercreditor agreement contemplated by Section 9.10(d), and the parties hereto acknowledge, on behalf of themselves and their Affiliates, that the Intercreditor Agreement and such other intercreditor agreement contemplated by Section 9.10(d) is binding upon them and their Affiliates without execution thereof.

9.13    ERISA Lender Representation.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Credit Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such

Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)    none of the Administrative Agent, the Collateral Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to the Administrative Agent, the Collateral Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Revolving Credit Commitments or this Agreement.

(c)    The Administrative Agent, the Collateral Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Revolving Credit Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Revolving Credit Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.14    Erroneous Payments.

(a)    If the Administrative Agent notifies a Lender or L/C Issuer, or any Person who has received funds on behalf of a Lender or L/C Issuer (any such Lender, L/C Issuer or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent, and such Lender or L/C Issuer shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting the immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)    an error may have been made (in the case of immediately preceding clauses (x) or (y)) or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and

(ii)    such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Administrative pursuant to this Section 9.14(b).

(c)    Each Lender or L/C Issuer hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or L/C Issuer under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or L/C Issuer from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)    In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender or L/C Issuer at any time, (i) such Lender or L/C Issuer shall be deemed to have assigned its Loans (but not its Revolving Credit Commitments) of the relevant Facility with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Facility”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Revolving Credit Commitments) of the Erroneous Payment Impacted Facility, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform or electronic transmission system as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Revolving Credit Commitments which shall survive as to such assigning Lender or assigning L/C Issuer. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Revolving Credit Commitments of any Lender or L/C Issuer and such Revolving Credit Commitments shall remain available in accordance with the terms of this Agreement.

(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)    Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Revolving Credit Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(h)    This Section 9.14 shall not apply to the disbursement of any proceeds of a Loan to or at the express direction of the Borrower, unless otherwise expressly agreed in writing by the Borrower. In addition, (i) no payment of Obligations made in accordance with this Agreement with funds received by the Administrative Agent from the Borrower for the purpose of satisfying such Obligations shall constitute an Erroneous Payment, unless otherwise expressly agreed in writing by the Borrower, (ii) without limiting clause (e) above, notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower shall not have any liability for any actions or inactions of any Payment Recipient, including any failure by any Payment Recipient to comply with the above provisions of this Section 9.14, and the Administrative Agent expressly agrees, on behalf of itself and its Affiliates, that, notwithstanding anything in Section 10.04 to the contrary, the Borrower shall not have any liability for losses, claims, damages, liabilities and expenses (including attorney’s fees) arising out of, resulting from or in connection with any Erroneous Payment or any such actions or inactions of any Payment Recipient in respect of any Erroneous Payment and (iii) notwithstanding anything to the contrary herein or in any other Loan Document, a Lender or L/C Issuer that is not a Payment Recipient shall not have any liability for any actions or inactions of any Payment Recipient in respect of any Erroneous Payment, including any failure by any Payment Recipient to comply with the above provisions of this Section 9.14.

ARTICLE X.

MISCELLANEOUS

10.01    Amendments, Etc. Subject to the Intercreditor Agreement with respect to those matters as to which Hedging Parties are entitled to vote thereunder, no amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Intercreditor Agreement), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, subject to Section 3.03(b):

(a)    waive any condition set forth in Section 4.01, or in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b)    without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or the Required Term Lenders (of a specified tranche, if applicable), as the case may be;

(c)    (i) extend or increase the Revolving Credit Commitment of any Revolving Credit Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02) without the written consent of such Revolving Credit Lender or (ii) extend or increase the Term Loans of any Term Lender without the written consent of such Term Lender;

(d)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of any Facility hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(e)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate and (ii) to change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder;

(f)    change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Revolving Credit Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (A) if such Facility is the Term Facility (of a specified tranche, if applicable), each Term Lender (of a specified tranche, if applicable) and (B) if such Facility is the Revolving Credit Facility, each Revolving Credit Lender;

(g)    change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility (of a specified tranche, if applicable);

(h)    release all or substantially all of the value of the Guaranties without the written consent of each Lender;

(i)    prior to the Collateral Release Date, release or subordinate the Liens securing all or substantially all of the Collateral hereunder without the written consent of each Lender; or

(j)    impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility (of a specified tranche, if applicable), the Required Term Lenders (of a specified tranche, if applicable), and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuers in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (v) except as otherwise provided in clauses (a) through (j) above, provisions of this Agreement or any other Loan Document established pursuant to an Incremental Supplement may be amended, or rights or privileges thereunder waived, in a writing executed only by the Required Term Lenders (of a specified tranche, if applicable) and the Borrower and acknowledged by the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (w) the Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (x) the principal of any Loan of any Defaulting Lender may not be reduced or the final maturity thereof extended without the consent of such Defaulting Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (z) this sentence may not be changed without the consent of each Defaulting Lender.

No amendment or waiver of any provision of the Intercreditor Agreement shall be effective unless consented to in writing by the Required Lenders (and as otherwise required in the Intercreditor Agreement), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02    Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, or email as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower, the Administrative Agent, the Collateral Agent, an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(e)    Change of Address, Etc. Each of the Borrower, the Administrative Agent, any L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(f)    Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of external counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any external counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonably out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each other Agent, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any external counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party or any Subsidiary thereof arising out of, in connection with, as a result of or in any other way associated with (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, and the performance by the parties hereto of their respective obligations hereunder or thereunder, (ii) the Collateral, the Loan Documents and consummation of the transactions or events (including the enforcement or defense thereof and any occupation, operation, use or maintenance of Collateral or other property of a Loan Party) at any time associated therewith or contemplated therein, (iii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any Subsidiary thereof, or any Environmental Liability related in any way to any Loan Party or any Subsidiary thereof, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, by the Borrower or any Subsidiary thereof or by any other Loan Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Notwithstanding anything to the contrary herein, this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim

(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), each other Agent, each L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, an amount equal to (A) the percentage (carried out to the ninth decimal place) of the Aggregate Credit Facility Amount represented by (i) in the case of a Revolving Credit Lender, an amount equal to such Lender’s Applicable Revolving Credit Percentage of the Revolving Credit Commitment or (ii) in the case of a Term Lender, the amount of such Term Lender’s Term Loan (in each case as determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) multiplied by (B) such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Revolving Credit Facility and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment under the Revolving Credit Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment in respect of the Revolving Credit Facility or, $1,000,000 in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)    the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)    the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility unless such assignment is to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 for each assignment; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to the Borrower. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Revolving Credit Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the

Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each Participant and the principal amounts of each Participant’s participating interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), which entries shall be conclusive absent manifest error; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the regulations of the United States Treasury Department.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of

Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Resignation as an L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time an applicable Lender assigns all of its Revolving Credit Commitment and Loans pursuant to subsection (b) above, such Lender may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer subject to the remainder of this Section and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders (subject to acceptance of such appointment by such Lender in its sole discretion) a successor L/C Issuer or Swing Line Lender hereunder; provided, however, (x) that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as Swing Line Lender and (y) any such resignation by an L/C Issuer shall be subject to the Borrower’s prior written consent, which may be withheld in its sole and absolute discretion unless and until one or more L/C Issuers or additional L/C Issuers which are eligible and able to issue Letters of Credit hereunder assume and become obligated for the Letter of Credit Commitment of the resigning L/C Issuer, and in such event, the Borrower shall not unreasonably withhold its prior written consent (it being understood that it is reasonable to withhold consent due to the credit rating of the L/C Issuer unless the successor L/C Issuer has the same or a higher credit rating than the resigning L/C Issuer); provided, further, that if there is a Change in Law that prohibits an L/C Issuer from acting as an L/C Issuer under this Agreement, then such L/C Issuer shall be permitted to resign as an L/C Issuer at any time thereafter that such L/C Issuer has no Letters of Credit issued and outstanding under this Agreement. If such Lender resigns as an L/C Issuer and is succeeded by, or is replaced by the Borrower with, a successor L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If such Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in connection with any pledges or assignments permitted under Section 10.06(f), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) to any rating agency or CUSIP bureau, (h) to any credit insurance provider relating to the Borrower and its obligations, (i) with the consent of the Borrower or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Revolving Credit Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08    Deposit Accounts; Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations, the Cash Management Obligations and the Secured Swap Obligations to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (including .pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.01, the consent of Required Lenders, Required Revolving Lenders or Required Term Lenders (of a specified tranche, if applicable), as applicable, shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained, if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)    in the case of any such assignment in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.01, the assignee under such assignment shall consent to the applicable amendment, modification, termination, waiver or consent; and

(e)    such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THE LOAN DOCUMENTS AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. IN FURTHERANCE OF THE FOREGOING, BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS AGENT OF BORROWER AND EACH GUARANTOR TO RECEIVE SERVICE OF ALL PROCESS BROUGHT AGAINST BORROWER OR SUCH GUARANTOR WITH RESPECT TO ANY SUCH PROCEEDING IN ANY SUCH COURT IN NEW YORK, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY BORROWER AND EACH GUARANTOR TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. COPIES OF ANY SUCH PROCESS SO SERVED SHALL ALSO BE SENT BY REGISTERED MAIL TO BORROWER OR SUCH GUARANTOR AT ITS ADDRESS SET FORTH BELOW, BUT THE FAILURE OF BORROWER OR SUCH GUARANTOR TO RECEIVE SUCH COPIES SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS AS AFORESAID. BORROWER AND EACH GUARANTOR SHALL FURNISH TO ADMINISTRATIVE AGENT, L/C ISSUERS AND LENDERS A CONSENT OF CT CORPORATION SYSTEM AGREEING TO ACT HEREUNDER PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT, L/C ISSUERS AND LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ADMINISTRATIVE AGENT, L/C ISSUERS AND LENDERS TO BRING PROCEEDINGS AGAINST BORROWER OR EACH GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. IF FOR ANY REASON CT CORPORATION SYSTEM SHALL RESIGN OR OTHERWISE CEASE TO ACT AS BORROWER’S OR EACH GUARANTOR’S AGENT, BORROWER AND SUCH GUARANTOR HEREBY IRREVOCABLY AGREES TO (A) IMMEDIATELY DESIGNATE AND APPOINT A NEW AGENT REASONABLY ACCEPTABLE TO ADMINISTRATIVE AGENT TO SERVE IN SUCH CAPACITY AND, IN SUCH EVENT, SUCH NEW AGENT SHALL BE DEEMED TO BE SUBSTITUTED FOR CT CORPORATION SYSTEM FOR ALL PURPOSES HEREOF AND (B) PROMPTLY DELIVER TO ADMINISTRATIVE AGENT THE WRITTEN CONSENT (IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO ADMINISTRATIVE AGENT) OF SUCH NEW AGENT AGREEING TO SERVE IN SUCH CAPACITY.

10.15    Waiver of Jury Trial and Special Damages. EACH PARTY HERETO AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST

EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO AND EACH OTHER LOAN PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH LOAN PARTY AND EACH LENDER HEREBY FURTHER (A) IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, (B) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (C) ACKNOWLEDGE THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Agents nor any Arranger or Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Agents nor any Arranger or Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18    USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

10.19    [Reserved].

10.20    Time of the Essence. Time is of the essence of the Loan Documents.

10.21    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.22    Special Provisions.

(a)    From and after the Closing Date, (i) each Exiting Lender shall cease to be a party to this Agreement, (ii) no Exiting Lender shall have any obligations or liabilities under this Agreement with respect to the period from and after the Closing Date and, without limiting the foregoing, no Exiting Lender shall have any Revolving Credit Commitment under this Agreement or any L/C Obligations outstanding hereunder, (iii) all Existing Letters of Credit will be deemed issued and outstanding under this Agreement and will be governed as if issued under this

Agreement and (iv) no Exiting Lender shall have any rights under the Existing TRP Credit Agreement, this Agreement or any other Loan Document (other than rights under the Existing TRP Credit Agreement expressly stated to survive the termination of the Existing TRP Credit Agreement and the repayment of amounts outstanding thereunder).

(b)    The Lenders that are lenders under the Existing TRP Credit Agreement hereby waive any requirements for notice of prepayment, minimum amounts of prepayments of Loans (as defined in the Existing TRP Credit Agreement), ratable reductions of the commitments of the Lenders under the Existing TRP Credit Agreement and ratable payments on account of the principal or interest of any Loan (as defined in the Existing TRP Credit Agreement) under the Existing TRP Credit Agreement to the extent such prepayment, reductions or payments are required under the Existing TRP Credit Agreement.

(c)    To the extent that any Revolving Credit Loans are outstanding under the Existing TRP Credit Agreement on the Closing Date, subject to the satisfaction of the conditions precedent set forth in Article IV, to the extent necessary to allocate the Revolving Credit Loans ratably in accordance with the allocation of Revolving Credit Commitments after giving effect to this Agreement, (a) each of the Lenders with a Revolving Credit Commitment shall be deemed to have assigned to each other Lender with Revolving Credit Commitment, and each of such Lenders shall be deemed to have purchased from each of such other Lenders, at the principal amount thereof (together with accrued interest, if any), such interests in the Revolving Credit Loans outstanding on the Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by Lenders with Revolving Credit Commitments ratably in accordance with their Revolving Credit Commitments set forth on Schedule 2.01. The Lenders hereby confirm that, from and after the Closing Date, all participations of the Lenders in respect of Letters of Credit outstanding hereunder pursuant to Section 2.03(c) shall be based upon the Applicable Revolving Credit Percentages of the Lenders (after giving effect to this Agreement).

(d)    The parties hereto have agreed that this Agreement is an amendment and restatement of the Existing TRP Credit Agreement in its entirety and the terms and provisions hereof supersede the terms and provisions thereof, and this Agreement is not a new or substitute credit agreement or novation of the Existing TRP Credit Agreement.

10.23    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or any L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or any L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or any L/C Issuer that is an Affected Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.24    Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 10.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages follow]

TARGA RESOURCES CORP., as
Borrower

By:	/s/ Scott Rogan
Name:	Scott Rogan
Title:	Senior Vice President – Finance and Treasurer

Signature Page to Credit Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Ajay Prakash
Name:	Ajay Prakash
Title:	Director

Signature Page to Credit Agreement

BANK OF AMERICA, N.A.,
as Swing Line Lender, L/C Issuer and a Lender

By:	/s/ Ajay Prakash
Name:	Ajay Prakash
Title:	Director

Signature Page to Credit Agreement

PNC Bank, National Association, as Lender,
Hedging Party and L/C Issuer

By:	/s/ Arthur K. Brown III
Name:	Arthur K. Brown III
Title:	Assistant Vice President

Signature Page to Credit Agreement

TRUIST BANK,
as Lender and L/C Issuer

By:	/s/ Lincoln LaCour
Name:	Lincoln LaCour
Title:	Vice President

Signature Page to Credit Agreement

Barclays Bank PLC, as Lender

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

Signature Page to Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION,
as Lender, Hedging Party and L/C Issuer

By:	/s/ Christopher Kuna
Name:	Christopher Kuna
Title:	Sr. Director

Signature Page to Credit Agreement

Citibank, N.A.,
as Lender, Hedging Party and L/C Issuer

By:	/s/ Maureen Maroney
Name:	Maureen Maroney
Title:	Vice President

Signature Page to Credit Agreement

ROYAL BANK OF CANADA,
as Lender, Hedging Party and L/C Issuer

By:	/s/ Jason S. York
Name:	Jason S. York
Title:	Authorized Signatory

Signature Page to Credit Agreement

Wells Fargo Bank, N.A.
as Lender, Hedging Party and L/C Issuer

By:	/s/ Andrew Ostrov
Name:	Andrew Ostrov
Title:	Director

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Lender, Hedging Party and L/C Issuer

By:	/s/ Jason R. Williams
Name:	Jason R. Williams
Title:	Authorized Officer

Signature Page to Credit Agreement

MUFG Union Bank, N.A.
as Lender and L/C Issuer

By:	/s/ Todd Vaubel
Name:	Todd Vaubel
Title:	Director

Signature Page to Credit Agreement

The Toronto-Dominion Bank, New York
Branch, as Lender and L/C Issuer

By:	/s/ Tyrone Nicholson
Name:	Tyrone Nicholson
Title:	Manager – Corporate Lending Operation

Signature Page to Credit Agreement

Mizuho Bank Ltd.,
as Lender and L/C Issuer

By:	/s/ Edward Sacks
Name:	Edward Sacks
Title:	Authorized Signatory

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA,
as Lender

By:	/s/ Andrew Vernon
Name:	Andrew Vernon
Title:	Authorized Signatory

Signature Page to Credit Agreement

The Bank of Nova Scotia, Houston Branch,
as Lender

By:	/s/ Joe Lattanzi
Name:	Joe Lattanzi
Title:	Managing Director

Signature Page to Credit Agreement

Morgan Stanley Bank, N.A.,
as Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Signature Page to Credit Agreement

REGIONS BANK,
as Lender

By:	/s/ David Valentine
Name:	David Valentine
Title:	Managing Director

Signature Page to Credit Agreement

Sumitomo Mitsui Banking Corporation,
as Lender

By:	/s/ Jeffrey Cobb
Name:	Jeffrey Cobb
Title:	Director

Signature Page to Credit Agreement

CANADIAN IMPERIAL BANK OF
COMMERCE, NEW YORK BRANCH,
as Lender and Hedging Party

By:	/s/ Jacob W. Lewis
Name:	Jacob W. Lewis
Title:	Authorized Signatory

By:	/s/ Trudy Nelson
Name:	Trudy Nelson
Title:	Authorized Signatory

Signature Page to Credit Agreement

Fifth Third Bank, National Association,
as Lender, Hedging Party and L/C Issuer

By:	/s/ Larry Hayes
Name:	Larry Hayes
Title:	Executive Director

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as Lender

By:	/s/ John C. Lozano
Name:	John C. Lozano
Title:	Senior Vice President

Signature Page to Credit Agreement

ZIONS BANCORPORATION, N.A. DBA
AMEGY BANK,
as Lender

By:	/s/ G. Scott Collins
Name:	G. Scott Collins
Title:	Executive Vice President

Signature Page to Credit Agreement

SCHEDULE 1.01A

UNRESTRICTED SUBSIDIARIES

Carnero G&P, LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

Cedar Bayou Fractionators, L.P., a Delaware limited partnership (Included Unrestricted Subsidiary)

Centrahoma Processing LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

DEVCO Holdings LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

Downstream Energy Ventures Co., L.L.C., a Delaware limited liability company (Included Unrestricted Subsidiary)

Floridian Natural Gas Storage Company, LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Grande Holdings LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Grande Seller LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Grand Prix Pipeline LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

Sajet Development LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Sajet Properties LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Sajet Resources LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Setting Sun Pipeline Corporation, a Delaware corporation (Unrestricted Subsidiary)

Targa Badlands LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

Targa Badlands Holdings LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

Targa Holding LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Targa Midland Gas Pipeline LLC, a Delaware limited liability company (Unrestricted Subsidiary)

SCHEDULE 1.01A

Targa Pipeline Mid-Continent WestOk LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

Targa Pipeline Mid-Continent WestTex LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

Targa Receivables LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Targa Train 7 LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

Tesla Resources LLC, a Delaware limited liability company (Unrestricted Subsidiary)

T2 LaSalle Gathering Company LLC, a Delaware limited liability company (Unrestricted Subsidiary)

T2 LaSalle Gas Utility LLC, a Texas limited liability company (Unrestricted Subsidiary)

Venice Energy Services Company, L.L.C., a Delaware limited liability company (Included Unrestricted Subsidiary)

WestTex Processing Company LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

SCHEDULE 1.01B

TRP CLOSING DATE INDEBTEDNESS

Senior Unsecured Notes

Outstanding Amount (in millions)
Senior unsecured notes:
5 7⁄8% fixed rate, due April 2026	963.2
5 3⁄8% fixed rate, due February 2027	468.1
6 1⁄2% fixed rate, due July 2027	705.2
5% fixed rate, due January 2028	700.3
6 7⁄8% fixed rate, due January 2029	679.3
5 1⁄2% fixed rate, due March 2030	949.6
4 7⁄8% fixed rate, due February 2031	1,000.0
4% fixed rate, due January 2032	1,000.0

SCHEDULE 1.01B

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$150,000,000.00	5.454545455%
PNC Bank, National Association	$150,000,000.00	5.454545455%
Truist Bank	$150,000,000.00	5.454545455%
Barclays Bank PLC	$150,000,000.00	5.454545455%
Capital One, National Association	$150,000,000.00	5.454545455%
Citibank, N.A.	$150,000,000.00	5.454545455%
Royal Bank of Canada	$150,000,000.00	5.454545455%
Wells Fargo Bank, N.A.	$150,000,000.00	5.454545455%
JPMorgan Chase Bank, N.A.	$150,000,000.00	5.454545455%
MUFG Union Bank, N.A.	$150,000,000.00	5.454545455%
The Toronto-Dominion Bank, New York Branch	$150,000,000.00	5.454545455%
Mizuho Bank, Ltd.	$150,000,000.00	5.454545455%
Goldman Sachs Bank USA	$112,500,000.00	4.090909091%
The Bank of Nova Scotia, Houston Branch	$112,500,000.00	4.090909091%
Morgan Stanley Bank, N.A.	$112,500,000.00	4.090909091%
Regions Bank	$112,500,000.00	4.090909091%

SCHEDULE 2.01

Sumitomo Mitsui Banking Corporation	$112,500,000.00	4.090909091%
Canadian Imperial Bank of Commerce, New York Branch	$112,500,000.00	4.090909091%
Fifth Third Bank, National Association	$112,500,000.00	4.090909091%
U.S. Bank National Association	$112,500,000.00	4.090909091%
Zions Bancorporation, N.A. dba Amegy Bank	$50,000,000.00	1.818181818%

Total	$2,750,000,000.00	100.00%

SCHEDULE 2.01

SCHEDULE 4.01(a)

SECURITY DOCUMENTS

1.	Pledge and Security Agreement

2.	Intercreditor Agreement

3.	The following Existing Mortgages:

(a)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa Midstream Services LLC (successor in interest to Targa North Texas LP) to PRLAP, Inc., Trustee, and Bank of America, N.A., as Collateral Agent, dated effective February 14, 2007, as amended by (i) that certain First Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement between Targa Midstream Services LLC (successor in interest to Targa North Texas LP) and Bank of America, N.A., as Collateral Agent, effective July 19, 2010, (ii) that certain Modification of Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated effective August 1, 2011 between Targa Midstream Services LLC (successor in interest to Targa North Texas LP) and Bank of America, N.A., as Collateral Agent, (iii) that certain Third Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 3, 2012 between Targa Midstream Services LLC and Bank of America, N.A., as Collateral Agent, (iv) that certain Fourth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 18, 2015 between Targa Midstream Services LLC and Bank of America, N.A., as Collateral Agent, (v) that certain Fifth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 7, 2016 between Targa Midstream Services LLC and Bank of America, N.A., as Collateral Agent, and (vi) that certain Partial Release of Lien, dated June 29, 2018 by Bank of America, N.A., as Collateral Agent, all of which are recorded in Archer, Clay, Denton, Eastland, Haskell, Jack, Montague, Palo Pinto, Parker, Shackelford, Stephens, Throckmorton, Wise and Young Counties, TX with respect to the following properties:

Chico Gathering System

Shackelford Gathering System

(b)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa Midstream Services LLC (successor in interest to Targa North Texas LP) to PRLAP, Inc. Trustee, and Bank of America, N.A., as Collateral Agent, dated effective February 14, 2007, as amended by (i) that certain First Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and

SCHEDULE 4.01(a)

Financing Statement between Targa Midstream Services LLC (successor in interest to Targa North Texas LP) and Bank of America, N.A., as Collateral Agent effective July 19, 2010, (ii) that certain Modification of Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 1, 2011 between Targa Midstream Services LLC (successor in interest to Targa North Texas LP) and Bank of America, N.A., as Collateral Agent, (iii) that certain Third Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 3, 2012 between Targa Midstream Services LLC and Bank of America, N.A., as Collateral Agent, (iv) that certain Fourth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 18, 2015 between Targa Midstream Services LLC and Bank of America, N.A., as Collateral Agent, (v) that certain Fifth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 7, 2016 between Targa Midstream Services LLC and Bank of America, N.A., as Collateral Agent, and (vi) that certain Partial Release of Lien, dated June 29, 2018 by Bank of America, N.A., as Collateral Agent, all of which are recorded in Wise County, TX with respect to the following properties:

Chico Processing Plant

(c)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa Intrastate Pipeline LLC to PRLAP, Inc., Trustee, and Bank of America, N.A., as Collateral Agent, dated effective February 14, 2007, as amended by (i) that certain First Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement effective July 19, 2010 between Targa Intrastate Pipeline LLC and Bank of America, N.A., as Collateral Agent, (ii) that certain Second Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 3, 2012 between Targa Intrastate Pipeline LLC and Bank of America, N.A., as Collateral Agent, (iii) that certain Third Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 18, 2015 between Targa Intrastate Pipeline LLC and Bank of America, N.A., as Collateral Agent, (iv) that certain Fourth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 7, 2016 between Targa Intrastate Pipeline LLC and Bank of America, N.A., as Collateral Agent, (v) that certain Partial Release of Lien, dated June 29, 2018 by Bank of America, N.A., as Collateral Agent, and (vi) that certain Partial Release of Lien, dated October 21, 2020 by Bank of America, N.A., as Collateral Agent, all of which are recorded in Haskell, Shackelford, Throckmorton, Wise and Young Counties, TX with respect to the following property:

Shackelford, Chico and Sand Hills Gathering Systems

SCHEDULE 4.01(a)

(d)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa Midstream Services LLC (successor in interest to Targa Texas Field Services LP) to PRLAP, Inc. Trustee, and Bank of America, N.A., as Collateral Agent, effective October 24, 2007 as amended by (i) that certain First Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement effective July 19, 2010 between Targa Midstream Services LLC (successor in interest to Targa Texas Field Services LP) and Bank of America, N.A., as Collateral Agent, (ii) that certain Modification of Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 1, 2011 between Targa Midstream Services LLC (successor in interest to Targa Texas Field Services LP) and Bank of America, N.A., as Collateral Agent, (iii) that certain Third Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 3, 2012 between Targa Midstream Services LLC and Bank of America, N.A., as Collateral Agent, (iv) that certain Fourth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 25, 2015 between Targa Midstream Services LLC and Bank of America, N.A., as Collateral Agent, (v) that certain Fifth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 7, 2016 between Targa Midstream Services LLC and Bank of America, N.A., as Collateral Agent, and (vi) that certain Partial Release of Lien, dated June 29, 2018 by Bank of America, N.A., as Collateral Agent, all of which are recorded in Coke, Glasscock, Howard, Irion, Midland, Mitchell, Reagan, Schleicher, Sterling and Tom Green Counties, TX with respect to the following property:

San Angelo Gathering System

(e)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa Midstream Services LLC (successor in interest to Targa Texas Field Services LP) to PRLAP, Inc. Trustee, and Bank of America, N.A., as Collateral Agent, effective October 24, 2007, as amended by (i) that certain First Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement effective July 19, 2010 between Targa Midstream Services LLC (successor in interest to Targa Texas Field Services LP) and Bank of America, N.A., as Collateral Agent, (ii) that certain Modification of Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 1, 2011 between Targa Midstream Services LLC (successor in interest to Targa Texas Field Services LP) and Bank of America, N.A., as Collateral Agent, (iii) that certain Third Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 3, 2012 between Targa Midstream Services LLC and Bank of America, N.A., as Collateral Agent, (iv) that certain Fourth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 18, 2015 between Targa Midstream Services LLC and Bank of America, N.A., as Collateral Agent, (v) that certain Fifth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture

SCHEDULE 4.01(a)

Filing and Financing Statement, dated October 7, 2016 between Targa Midstream Services LLC and Bank of America, N.A., as Collateral Agent, and (vi) that certain Partial Release of Lien, dated June 29, 2018 by Bank of America, N.A., as Collateral Agent, all of which are recorded in Irion and Sterling Counties, TX with respect to the following properties:

Mertzon Plant

Sterling Plant

(f)

Act of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa Downstream LLC (f/k/a Targa Downstream LP) to Bank of America, N.A., as Collateral Agent, dated September 24, 2009, recorded in Acadia, Calcasieu, Cameron, Jefferson Davis and Tangipahoa Parishes, LA, as amended by (i) that certain First Amendment to and Notice of Reinscription of Act of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement effective July 19, 2010 between Targa Downstream LLC (f/k/a Targa Downstream LP) and Bank of America, N.A., as Collateral Agent, recorded in Acadia, Calcasieu, Cameron, Jefferson Davis and Tangipahoa Parishes, LA, (ii) that certain Modification of Act of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated effective as of August 1, 2011 between Targa Downstream LLC (f/k/a Targa Downstream LP) and Bank of America, N.A., as Collateral Agent, recorded in Acadia, Calcasieu, Cameron, Jefferson Davis and Tangipahoa Parishes, LA, (iii) that certain Third Amendment to and Notice of Reinscription of Act of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated effective as of October 3, 2012 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, recorded in Acadia, Calcasieu, Cameron, Jefferson Davis and Tangipahoa Parishes, LA, (iv) that certain Fourth Amendment to and Notice of Reinscription of Act of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 18, 2015 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, recorded in Acadia, Calcasieu, Cameron, Jefferson Davis and Tangipahoa Parishes, LA, (v) that certain Partial Cancellation and Partial Release of Lien, dated September 30, 2016 by Bank of America, N.A., as Collateral Agent, recorded in Tangipahoa Parish, LA, (vi) that certain Fifth Amendment to and Notice of Reinscription of Act of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 7, 2016 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, recorded in Acadia, Calcasieu, Cameron, Jefferson Davis and Tangipahoa Parishes, LA, and (vii) that certain Sixth Amendment to and Notice of Reinscription of Act of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated June 29, 2018 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, recorded in Acadia, Calcasieu, Cameron, Jefferson Davis and Tangipahoa Parishes, LA with respect to the following properties:

Hackberry Underground Storage Facility

Hammond Truck Terminal

Lake Charles Fractionator

Lake Charles Gathering System

SCHEDULE 4.01(a)

(g)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa Downstream LLC (f/k/a Targa Downstream LP) to James McKellar, as Trustee, for the benefit of Bank of America, N.A., as Collateral Agent, dated September 24, 2009, recorded in Forrest and Washington Counties, MS, as amended by (i) that certain First Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated effective July 19, 2010 between Targa Downstream LLC (f/k/a Targa Downstream LP) and Bank of America, N.A., as Collateral Agent, recorded in Forrest and Washington Counties, MS, (ii) that certain Modification of Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated effective as of August 1, 2011 between Targa Downstream LLC (f/k/a Targa Downstream LP) and Bank of America, N.A., as Collateral Agent, recorded in Forrest and Washington Counties, MS, (iii) that certain Third Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated effective October 3, 2012 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, recorded in Forrest and Washington Counties, MS, (iv) that certain Fourth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated effective August 18, 2015 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, recorded in Forrest and Washington Counties, MS, (v) that certain Partial Release of Lien, dated October 7, 2016 by Bank of America, N.A., as Collateral Agent, recorded in Washington County, MS, (vi) that certain Fifth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 7, 2016 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, recorded in Forrest and Washington Counties, MS, and (vii) that certain Sixth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated June 29, 2018 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, recorded in Forrest County, MS with respect to the following properties:

Greenville Propane Terminal

Hattiesburg Terminal

(h)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa Downstream LLC (f/k/a Targa Downstream LP) to PRLAP, Inc., as Trustee, for the benefit of Bank of America, N.A., as Collateral Agent, dated September 24, 2009, as amended by (i) that certain First Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement effective July 19, 2010 between Targa Downstream LLC (f/k/a Targa

SCHEDULE 4.01(a)

Downstream LP) and Bank of America, N.A., as Collateral Agent, (ii) that certain Modification of Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 1, 2011 between Targa Downstream LLC (f/k/a Targa Downstream LP) and Bank of America, N.A., as Collateral Agent, (iii) that certain Third Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 3, 2012 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, (iv) that certain Fourth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 18, 2015 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, (v) that certain Fifth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 7, 2016 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, and (vi) that certain Partial Release of Lien, dated June 29, 2018 by Bank of America, N.A., as Collateral Agent, recorded in Chambers, Gregg, Harris, Jefferson, Orange, Smith, Taylor and Wise Counties, TX with respect to the following properties:

Abilene Injection Terminal

Galena Park Terminal

Gladewater Injection Terminal

Mont Belvieu Terminal

Tyler Propane Terminal

Bridgeport Transport Facility

Houston Gathering System

Lake Charles Gathering System

(i)

Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated September 24, 2009 from Targa Downstream LLC (f/k/a Targa Downstream LP) for the benefit of Bank of America, N.A., as Collateral Agent, as amended by (i) that certain First Amendment to Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement effective July 19, 2010 between Targa Downstream LLC (f/k/a Targa Downstream LP) and Bank of America, N.A., as Collateral Agent, (ii) that certain Modification of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 1, 2011 between Targa Downstream LLC (f/k/a Targa Downstream LP) and Bank of America, N.A., as Collateral Agent, (iii) that certain Third Amendment to Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 3, 2012 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, (iv) that certain Fourth Amendment to Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 18, 2015 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, (v) that certain Fifth Amendment to Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 7, 2016 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, and (vi) that certain Sixth Amendment to Mortgage, Assignment, Security Agreement, Fixture

SCHEDULE 4.01(a)

Filing and Financing Statement dated June 29, 2018 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, all of which are recorded in Broward County, FL with respect to the following property:

Port Everglades Propane Terminal

(j)

Act of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa NGL Pipeline Company LLC to Bank of America, N.A., as Collateral Agent, dated September 24, 2009, as amended by (i) that certain First Amendment to and Notice of Reinscription of Act of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement between Targa NGL Pipeline Company LLC and Bank of America, N.A., as Collateral Agent, effective July 19, 2010, (ii) that certain Second Amendment to and Notice of Reinscription of Act of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 3, 2012 between Targa NGL Pipeline Company LLC and Bank of America, N.A., as Collateral Agent, (iii) that certain Third Amendment to and Notice of Reinscription of Act of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 18, 2015 between Targa NGL Pipeline Company LLC and Bank of America, N.A., as Collateral Agent, (iv) that certain Fourth Amendment to and Notice of Reinscription of Act of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 7, 2016 between Targa NGL Pipeline Company LLC and Bank of America, N.A., as Collateral Agent, and (v) that certain Fifth Amendment to and Notice of Reinscription of Act of Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated June 29, 2018 between TargaNGL Pipeline Company LLC and Bank of America, N.A., as Collateral Agent, all of which are recorded in Calcasieu Parish, LA with respect to the following property:

12” Lake Charles to Mont Belvieu Pipeline

(k)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa NGL Pipeline Company LLC to PRLAP, Inc., as Trustee, for the benefit of Bank of America, N.A., as Collateral Agent dated September 24, 2009, as amended by (i) that certain First Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement between Targa NGL Pipeline Company LLC and Bank of America, N.A., as Collateral Agent effective July 19, 2010, (ii) that certain Second Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 3, 2012 between Targa NGL Pipeline Company LLC and Bank of America, N.A., as Collateral Agent, (iii) that certain Third Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 18, 2015 between Targa NGL Pipeline Company LLC and Bank of America, N.A., as Collateral Agent, (iv) that certain Fourth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 7, 2016 between Targa NGL Pipeline Company LLC and Bank of America, N.A.,

SCHEDULE 4.01(a)

as Collateral Agent, and (v) that certain Partial Release of Lien, dated June 29, 2018 by Bank of America, N.A., as Collateral Agent, all of which are recorded in Chambers, Hardin, Harris, Jefferson, Liberty and Orange Counties, TX with respect to the following property:

12” Lake Charles to Mont Belvieu Pipeline

(l)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa Downstream LLC (successor in interest to Targa LSNG LP) to PRLAP, Inc., as Trustee, for the benefit of Bank of America, N.A., as Collateral Agent dated September 24, 2009, as amended by (i) that certain First Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement effective July 19, 2010 between Targa Downstream LLC (successor in interest to Targa LSNG LP) and Bank of America, N.A., as Collateral Agent, (ii) that certain Modification of Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 1, 2011 between Targa Downstream LLC (successor in interest to Targa LSNG LP) and Bank of America, N.A., as Collateral Agent, (iii) that certain Third Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 3, 2012 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, (iv) that certain Fourth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 18, 2015 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, (v) that certain Fifth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 7, 2016 between Targa Downstream LLC and Bank of America, N.A., as Collateral Agent, and (vi) that certain Partial Release of Lien, dated June 29, 2018 by Bank of America, N.A., as Collateral Agent, all of which are recorded in Chambers County, TX with respect to the following property:

LSNG Facility

(m)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated July 19, 2010 from Targa Midstream Services LLC (successor in interest to Targa Permian LP) to PRLAP, Inc., as Trustee, for the benefit of Bank of America, N.A., as Collateral Agent, as amended by (i) that certain Modification of Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 1, 2011 between Targa Midstream Services LLC (successor in interest to Targa Permian LP) and Bank of America, N.A., as Collateral Agent, (ii) that certain Second Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated as of October 3, 2012 between Targa Midstream Services LLC and Bank of America, N.A., as Collateral Agent, (iii) that certain Third Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated as of August 18, 2015 between Targa Midstream Services LLC and Bank of America, N.A., as Collateral Agent,

SCHEDULE 4.01(a)

(iv)

that certain Fourth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 7, 2016 between Targa Midstream Services LLC and Bank of America, N.A., as Collateral Agent, and (v) that certain Partial Release of Lien, dated June 29, 2018 by Bank of America, N.A., as Collateral Agent, all of which are recorded in Andrews, Crane, Ector, Loving, Midland, Pecos, Reeves, Upton, Ward and Winkler Counties, TX with respect to the following properties:

Sand Hills Processing Plant

Sand Hills Gathering System

Monahans Gathering System

(n)	[Intentionally Deleted.][1]

(o)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated August 18, 2015 from Targa Gas Processing LLC, as Grantor, to PRLAP, Inc., as Trustee, and Bank of America, N.A., as Collateral Agent, as amended by (i) that certain First Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated October 7, 2016 between Targa Gas Processing LLC and Bank of America, N.A., as Collateral Agent, (ii) that certain Partial Release of Lien, dated June 29, 2018 by Bank of America, N.A., as Collateral Agent, and (iii) that certain Partial Release of Lien, dated December 1, 2020 by Bank of America, N.A., as Collateral Agent, all of which are recorded in Midland and Wise Counties, TX with respect to the following property:

High Plains Plant

(p)

Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement, dated May 19, 2017 from Slider WestOk Gathering LLC, as Mortgagor, to Bank of America, N.A., as Collateral Agent, as amended by that certain First Amendment to Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated June 29, 2018 between Targa Gas Processing LLC and Bank of America, N.A., as Collateral Agent, all of which are recorded in Dewey, Major and Woodward Counties, OK, with respect to the following property:

Slider Gathering System

[1]

Note to Latham: Targa no longer owns any of the Sound Terminals properties following the sale of Targa Sound and of Targa Channelview. Any related mortgages should have been released in connection with the sale.

SCHEDULE 4.01(a)

(q)

Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement, dated May 19, 2017 from Targa Pipeline Mid-Continent LLC, as Mortgagor, to Bank of America, N.A., as Collateral Agent, as amended by that certain First Amendment to Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated June 29, 2018 between Targa Gas Processing LLC and Bank of America, N.A., as Collateral Agent, all of which are recorded in Bryan, Caddo, Carter, Coal, Garvin, Grady, Jefferson, Johnston, Love, Marshall, McClain and Stephens Counties, OK, with respect to the following property:

Velma/SouthOk Gathering System

Velma Plant

(r)

Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement, dated May 19, 2017 from TPL Arkoma Inc., as Mortgagor, to Bank of America, N.A., as Collateral Agent, as amended by that certain First Amendment to Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated June 29, 2018 between Targa Gas Processing LLC and Bank of America, N.A., as Collateral Agent, all of which are recorded in Atoka, Coal and Pittsburgh Counties, OK, with respect to the following property:

Arkoma Gathering System

(s)

Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement, dated May 19, 2017 from TPL Arkoma Midstream LLC, as Mortgagor, to Bank of America, N.A., as Collateral Agent, as amended by (i) that certain First Amendment to Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated June 29, 2018 between Targa Gas Processing LLC and Bank of America, N.A., as Collateral Agent, and (ii) that certain Partial Release of Lien, dated October 1, 2018 by Bank of America, N.A., as Collateral Agent, all of which are recorded in Coal County, OK, with respect to the following property:

Tupelo Plant

Arkoma Gathering System

(t)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from TPL SouthTex Processing Company LP to PRLAP, Inc., as Trustee, for the benefit of Bank of America, N.A., as Collateral Agent, dated May 19, 2017, as amended by that certain Partial Release of Lien, dated June 29, 2018 by Bank of America, N.A., as Collateral Agent, all of which are recorded in Bee and Nueces Counties, TX with respect to the following properties:

SCHEDULE 4.01(a)

Silver Oak I Plant

(u)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa Pipeline Mid-Contingent LLC to PRLAP, Inc., as Trustee, for the benefit of Bank of America, N.A., as Collateral Agent, dated May 19, 2017, as amended by that certain Partial Release of Lien, dated June 29, 2018 by Bank of America, N.A., as Collateral Agent, all of which are recorded in Cooke, Grayson and Montague Counties, TX with respect to the following properties:

Velma Gathering System

(v)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from TPL SouthTex Gas Utility Company LP to PRLAP, Inc., as Trustee, for the benefit of Bank of America, N.A., as Collateral Agent, dated May 19, 2017, as amended by that certain Partial Release of Lien, dated June 29, 2018 by Bank of America, N.A., as Collateral Agent, all of which are recorded in Aransas, Bee, Burnet, DeWitt, Karnes, Refugio, San Patricio, and Victoria Counties, TX with respect to the following properties:

Assets related to the South Texas Gathering and Processing System

(w)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa SouthTex Midstream Company LP to PRLAP, Inc., as Trustee, for the benefit of Bank of America, N.A., as Collateral Agent, dated May 19, 2017, as amended by that certain Partial Release of Lien, dated June 29, 2018 by Bank of America, N.A., as Collateral Agent, all of which are recorded in Bee, Brooks, DeWitt, Duval, Goliad, Henderson, Jim Hogg, Jim Wells, Karnes, Live Oak, McMullen, Nueces, Refugio, San Patricio, and Webb Counties, TX with respect to the following properties:

Assets related to the South Texas Gathering and Processing System

(x)

Line of Credit Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa Delaware LLC to Stewart Title Guaranty Company, as Trustee, for the benefit of Bank of America, N.A., as Collateral Agent, dated October 29, 2018, all of which are recorded in Eddy and Lea Counties, NM with respect to the following properties:

Delaware Gathering System

(y)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa Delaware LLC to PRLAP, Inc., as Trustee, for the benefit of Bank of America, N.A., as Collateral Agent, dated October 29, 2018, recorded

SCHEDULE 4.01(a)

in Culberson, Loving, Reeves, Ward, and Winkler Counties, TX, as amended by that certain Partial Release of Lien, dated January 22, 2020 by Bank of America, N.A., as Collateral Agent, recorded in Loving, Reeves, Ward, and Winkler Counties, TX with respect to the following properties:

Assets related to the Delaware Gathering and Processing System

(z)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa Southern Delaware LLC to PRLAP, Inc., as Trustee, for the benefit of Bank of America, N.A., as Collateral Agent, dated October 29, 2018, all of which are recorded in Pecos, Reeves, Ward, and Winkler Counties, TX with respect to the following properties:

Assets related to the Delaware Gathering and Processing System

(aa)

Line of Credit Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Versado Gas Processors L.L.C. to Stewart Title Guaranty Company, as Trustee, for the benefit of Bank of America, N.A., as Collateral Agent, dated October 29, 2018, all of which are recorded in Chaves, Lea, and Roosevelt Counties, NM with respect to the following properties:

Assets related to the Versado Gathering and Processing System

(bb)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Versado Gas Processors L.L.C. to PRLAP, Inc., as Trustee, for the benefit of Bank of America, N.A., as Collateral Agent, dated October 29, 2018, recorded in Andrews, Cochran, Gaines, Hockley, Lamb, Terry, and Yoakum Counties, TX, as amended by that certain Partial Release of Lien, dated December 14, 2018 by Bank of America, N.A., as Collateral Agent, recorded in Gaines, Hockley, Terry, and Yoakum Counties, TX with respect to the following properties:

Assets related to the Versado Gathering and Processing System

(cc)

Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Targa Midland LLC to PRLAP, Inc., as Trustee, for the benefit of Bank of America, N.A., as Collateral Agent, dated October 29, 2018, recorded in Borden, Howard, and Martin Counties, TX with respect to the following properties:

Assets related to the Targa Midland Gathering and Processing System

4.	UCC-1 Financing Statements related to all of the foregoing

SCHEDULE 4.01(a)

SCHEDULE 4.01(a)

SCHEDULE 5.12(d)

ERISA COMPLIANCE

None.

SCHEDULE 5.12(d)

SCHEDULE 5.13

SUBSIDIARIES

Part (a):	Subsidiaries.

Carnero G&P, LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

Cedar Bayou Fractionators, L.P., a Delaware limited partnership (Included Unrestricted Subsidiary)

Centrahoma Processing LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

DEVCO Holdings LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

Downstream Energy Ventures Co., L.L.C., a Delaware limited liability company (Included Unrestricted Subsidiary)

Flag City Processing Partners, LLC, a Delaware limited liability company (Restricted Subsidiary)

FCPP Pipeline, LLC, a Delaware limited liability company (Restricted Subsidiary)

Floridian Natural Gas Storage Company, LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Grande Holdings LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Grande Seller LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Grand Prix Development LLC, a Delaware limited liability company (Restricted Subsidiary)

Grand Prix Pipeline LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

Legend Gas Pipeline LLC, a Delaware limited liability company (Restricted Subsidiary)

Sajet Development LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Sajet Properties LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Sajet Resources LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Salta Properties LLC, a Delaware limited liability company (Immaterial Restricted Subsidiary)

Setting Sun Pipeline Corporation, a Delaware corporation (Unrestricted Subsidiary)

Slider WestOk Gathering, LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Badlands LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

Targa Badlands Holdings LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

SCHEDULE 5.13

Targa Canada Liquids Inc., a British Columbia corporation (First - Tier Foreign Restricted Subsidiary)

Targa Capital LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Cayenne LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Chaney Dell LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Cogen LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Delaware LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Downstream LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Energy GP LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Energy LP, a Delaware limited partnership (Restricted Subsidiary)

Targa Gas Marketing LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Gas Pipeline LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Gas Processing LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa GP Inc., a Delaware Corporation (Restricted Subsidiary)

Targa Gulf Coast NGL Pipeline LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Holding LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Targa Intrastate Pipeline LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa LA Holdings LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa LA Operating LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Liquids Marketing and Trade LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Louisiana Intrastate LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa LP Inc., a Delaware corporation (Restricted Subsidiary)

Targa Midkiff LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Midland Crude LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Midland Gas Pipeline LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Targa Midland LLC, a Delaware limited liability company (Restricted Subsidiary)

SCHEDULE 5.13

Targa Midstream Services LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa MLP Capital LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Permian Condensate Pipeline LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa NGL Pipeline Company LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Pipeline Escrow LLC, a Delaware limited liability company (Immaterial Restricted Subsidiary)

Targa Pipeline Finance Corporation, a Delaware corporation (Immaterial Restricted Subsidiary)

Targa Pipeline Mid-Continent Holdings LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Pipeline Mid-Continent LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Pipeline Mid-Continent WestOk LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

Targa Pipeline Mid-Continent WestTex LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

Targa Pipeline Operating Partnership LP, a Delaware limited partnership (Restricted Subsidiary)

Targa Pipeline Partners GP LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Pipeline Partners LP, a Delaware limited partnership (Restricted Subsidiary)

Targa Receivables LLC, a Delaware limited liability company (Unrestricted Subsidiary)

Targa Resources Employee Relief Organization, a Texas Non-Profit Corporation (Excluded Subsidiary)

Targa Resources Finance Corporation, a Delaware corporation (Restricted Subsidiary)

Targa Resources LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Resources GP LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Resources Operating GP LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Resources Operating LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Resources Partners Finance Corporation, a Delaware corporation (Immaterial Restricted Subsidiary)

Targa Resources Partners LP, a Delaware limited partnership (Restricted Subsidiary)

Targa Southern Delaware LLC, a Delaware limited liability company (Restricted Subsidiary)

SCHEDULE 5.13

Targa SouthOk NGL Pipeline LLC, an Oklahoma limited liability company (Restricted Subsidiary)

Targa SouthTex Midstream Company LP, a Texas limited partnership (Restricted Subsidiary)

Targa Train 6 LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Train 7 LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

Targa Train 8 LLC, a Delaware limited liability company (Restricted Subsidiary)

Targa Transport LLC, a Delaware limited liability company (Restricted Subsidiary)

Terracotta Ventures LLC, a Delaware limited liability company (Immaterial Restricted Subsidiary)

Tesla Resources LLC, a Delaware limited liability company (Unrestricted Subsidiary)

TPL Arkoma Holdings LLC, a Delaware limited liability company (Restricted Subsidiary)

TPL Arkoma Inc., a Delaware corporation (Restricted Subsidiary)

TPL Arkoma Midstream LLC, a Delaware limited liability company (Restricted Subsidiary)

TPL Gas Treating LLC, a Delaware limited liability company (Restricted Subsidiary)

TPL SouthTex Gas Utility Company LP, a Texas limited partnership (Restricted Subsidiary)

TPL SouthTex Midstream Holding Company LP, a Texas limited partnership (Restricted Subsidiary)

TPL SouthTex Midstream LLC, a Delaware limited liability company (Restricted Subsidiary)

TPL SouthTex Pipeline Company LLC, a Texas limited liability company (Restricted Subsidiary)

TPL SouthTex Processing Company LP, a Texas limited partnership (Restricted Subsidiary)

TPL SouthTex Transmission Company LP, a Texas limited partnership (Restricted Subsidiary)

T2 LaSalle Gathering Company LLC, a Delaware limited liability company (Unrestricted Subsidiary)

T2 LaSalle Gas Utility LLC, a Texas limited liability company (Unrestricted Subsidiary)

Velma Gas Processing Company, LLC, a Delaware limited liability company (Restricted Subsidiary)

Velma Intrastate Gas Transmission Company, LLC, a Delaware limited liability company (Restricted Subsidiary)

Venice Energy Services Company, L.L.C., a Delaware limited liability company (Included Unrestricted Subsidiary)

Versado Gas Processors, L.L.C., a Delaware limited liability company (Restricted Subsidiary)

SCHEDULE 5.13

WestTex Processing Company LLC, a Delaware limited liability company (Included Unrestricted Subsidiary)

SCHEDULE 5.13

SCHEDULE 5.21(a)

MATERIAL FEE PROPERTIES

Current Titleholder/ Lessee	Facility	County/ Parish	State
Targa Delaware LLC	Delaware Gathering System	Culberson, Loving, Reeves, Winkler, Ward (TX)	TX

Targa Delaware LLC	Peregrine Plant	Culberson	TX

Targa Delaware LLC	Falcon Plant	Culberson	TX

Targa Delaware LLC	Wildcat Plant	Winkler	TX

Targa Downstream LLC	Mont Belvieu Terminal	Chambers	TX

Targa Downstream LLC	Galena Park Terminal	Harris	TX

Targa Gas Processing LLC	High Plains Plant	Midland	TX

Targa Midland LLC	Midland Gathering System	Borden, Martin, Howard	TX

Targa Midstream Services LLC	Sand Hills and Monahans Gathering Systems	Andrews, Crane, Ector, Loving, Midland, Pecos, Reeves, Upton, Ward, Winkler	TX

Targa Midstream Services LLC	San Angelo Gathering System	Coke, Glassock, Howard, Irion, Midland, Mitchell, Reagan, Sterling, Schliecher, Tom Green	TX

Targa Midstream Services LLC	Chico Gathering System	Archer, Clay, Denton, Jack, Montague, Palo Pinto, Parker, Stephens, Throckmorton, Wise, Young	TX

Targa NGL Pipeline Company	Grand Prix North	Canadian, Carter, Coal, Garvin, Grady, Hughes, Kingfisher, Love, Murray, Pontotoc, Stepens	OK

Targa NGL Pipeline Company	Grand Prix North	Johnson, Montague, Parker, Wise	TX

Targa NGL Pipeline Company	20” Low Ethane Propane to Exports CPL 8” GP 12”	Chambers, Harris	TX

SCHEDULE 5.21(a)

Mustang North/South Route

Targa Southern Delaware LLC	Delaware Gathering System	Reeves, Winkler, Ward, Pecos (TX)	TX

SCHEDULE 5.21(a)

SCHEDULE 5.21(b)

MATERIAL PIPELINES

Current Titleholder/ Lessee	Facility	County	State
Targa Delaware LLC Targa Southern Delaware LLC	Delaware Gathering System	Culberson, Loving, Reeves, Winkler, Ward (TX), Pecos (TX)	TX

Targa Midland LLC	Midland Gathering System	Borden, Martin, Howard	TX

Targa Midstream Services LLC	Sand Hills and Monahans Gathering Systems	Andrews, Crane, Ector, Loving, Midland, Pecos, Reeves, Upton, Ward, Winkler	TX

Targa Midstream Services LLC	San Angelo Gathering System	Coke, Glassock, Howard, Irion, Midland, Mitchell, Reagan, Sterling, Schliecher, Tom Green	TX

Targa Midstream Services LLC	Chico Gathering System	Archer, Clay, Denton, Jack, Montague, Palo Pinto, Parker, Stephens, Throckmorton, Wise, Young	TX

Targa NGL Pipeline Company	Grand Prix North	Canadian, Carter, Coal, Garvin, Grady, Hughes, Kingfisher, Love, Murray, Pontotoc, Stepens	OK

Targa NGL Pipeline Company	Grand Prix North	Johnson, Montague, Parker, Wise	TX

Targa NGL Pipeline Company	“20”” Low Ethane Propane to Exports CPL 8”” GP 12”” Mustang North/South Route”	Chambers, Harris	TX

Targa Delaware LLC	Peregrine Plant	Culberson	TX

Targa Delaware LLC	Falcon Plant	Culberson	TX

Targa Delaware LLC	Wildcat Plant	Winkler	TX

Targa Gas Processing LLC	High Plains Plant	Midland	TX

Targa Southern Delaware LLC	Delaware Gathering System	Reeves, Winkler, Ward, Pecos (TX)	TX

SCHEDULE 5.21(b)

SCHEDULE 6.13

EXCLUDED REAL PROPERTY

Current Titleholder/ Lessee	Facility	County	State
Flag City Processing Partners, LLC	Flag City Gathering	Bee, Karnes	TX

Slider WestOk Gathering, LLC	Slider Gathering	Dewey, Woodward	OK

Targa Chaney Dell LLC	Chaney Dell Gathering	Barber, Comanche, Harper, Sedgwick, Sumner (KS) Alfalfa, Blaine, Dewey, Garfield, Grant, Kay, Kinfisher, Major, Woods, Woodward (OK)	OK

Targa Delaware LLC	Delaware Gathering System	Lea, Eddy (NM)	NM

Targa Downstream LLC	Lake Charles Gathering System	Acadia, Calcasieu, Cameron, Jefferson Davis (LA)	LA

Targa Downstream LLC	Hackberry Underground Storage	Cameron	LA

Targa Downstream LLC	Houston Gathering System	Chambers, Harris, Jefferson	TX

Targa Downstream LLC	Lake Charles Fractionator	Calcasieu	LA

Targa Downstream LLC	Hattiesburg Terminal	Forrest	MS

Targa Downstream LLC	LSNG Facility	Chambers	TX

Targa Downstream LLC	Patriot Property	Harris	TX

Targa Downstream LLC	Port Everglades Propane Terminal	Broward	FL

Targa Downstream LLC	Greenville Marine terminal	Washington	MS

SCHEDULE 6.13

Targa Downstream LLC	Tyler Propane Terminal	Smith	TX

Targa Downstream LLC	Gladewater Injection Terminal	Gregg	TX

Targa Downstream LLC	Lake Charles Gathering System	Orange (TX)	TX

Targa Gas Pipeline LLC	Targa Gas Pipeline	Crane, Denton, Ector, Midland, Upton, Wise	TX

Targa Intrastate Pipeline LLC	Shackelford Gathering System	Haskell, Shackelford, Throckmorton, Wise, Young	TX

Targa Louisiana Intrastate LLC	Targa Louisiana Intrastate	Calcesieu	LA

Targa Midland Gas Pipeline LLC	Midland Gathering	Martin	TX

Targa Midland LLC	Tarzan Plant	Martin	TX

Targa Midland LLC	Jane Crude Terminal	Howard	TX

Targa Midstream Services LLC	Sand Hills Processing Plant	Crane	TX

Targa Midstream Services LLC	Sterling Plant	Sterling	TX

Targa Midstream Services LLC	Chico Processing Plant	Wise	TX

Targa Midstream Services LLC	Mertzon Plant	Irion	TX

Targa Midstream Services LLC	Monahans Plant	Ward	TX

Targa Midstream Services LLC	Gillis Plant	Calcasieu	LA

Targa Midstream Services LLC	Shackelford Gathering System	Eastland, Haskell, Shackelford, Stephens, Throckmorton, Young	TX

SCHEDULE 6.13

Targa Midstream Services LLC	Arcadia Plant	Acadia	LA

Targa Midstream Services LLC	Toca Plant	Toca	LA

Targa Midstream Services LLC	Bluewater Plant	Acadia	LA

Targa Midstream Services LLC	Terrebone Plant	Terrebone	LA

Targa Midstream Services LLC	Louisiana Gathering	Acadia, Allen, Beauregard, Calcasieu, Cameron, Evangeline, Jefferson Davis, Lafayette, Rapides, St. Martin, Vermillion	LA

Targa NGL Pipeline Company	12” Lake Charles to Mont Belvieu Pipeline	Chambers, Hardin, Jefferson, Liberty, Orange (TX)	TX

Targa NGL Pipeline Company	12” Lake Charles to Mont Belvieu Pipeline	Calcesieu (LA)	LA

Targa Pipeline Mid-Continent LLC	Velma Gathering System	Bryan, Caddo, Carter, Coal, Cooke, Garvin, Grady, Jefferson, Johnston, Love, Marshall, McClain, Stephens	OK

Targa Pipeline Mid-Continent LLC	Velma Gathering System	Cooke, Grayson, Montague	TX

Targa Southern Delaware LLC	Oahu Plant	Pecos	TX

Targa SouthTex Midstream Company LP	Pettus, UDS, Chappa, Guerra, Loma Novia, Bruni North and South, Tynan, Port of Corpus Christi and Minnie Bock Gathering Systems	Bee, Brooks, DeWitt, Duval, Goliad, Jim Hogg, Jim Wells, Karnes, Live Oak, McMullen, Nueces, Refugio, San Patricio, Webb	TX

Targa Transport LLC	Monahans Transport Terminal	Ward	TX

Targa Transport LLC	Hammond LA Transports	Tangipahoa	LA

TPL Arkoma Midstream LLC	Arkoma System	Atoka, Coal, Pittsburg	OK

SCHEDULE 6.13

TPL Arkoma Midstream LLC	Tupelo Plant	Coal	OK

TPL SouthTex Processing Company LP	Silver Oak I Plant	Bee	TX

Velma Gas Processing Company, LLC	Velma Plant Site V100 and V60*	Stephens	OK

Versado Gas Processors, L.L.C.	Eunice Plant	Lea	NM

Versado Gas Processors, L.L.C.	Monument Plant	Lea	NM

Versado Gas Processors, L.L.C.	Saunders Plant	Lea	NM

SCHEDULE 6.13

SCHEDULE 7.09

AFFILIATE TRANSACTIONS

1.	Borrower’s Partnership Agreement

2.

Contribution Agreement dated as of December 1, 2005 among Targa Midstream Services Limited Partnership, Targa GP Inc., Targa LP Inc., Targa Downstream GP LLC, Targa North Texas GP LLC, Targa Straddle GP LLC, Targa Permian GP LLC, Targa Versado GP LLC, Targa Downstream LP, Targa North Texas, Targa Straddle LP, Targa Permian LP and Targa Versado LP (the “2005 Contribution Agreement”)

3.	Amendment to 2005 Contribution Agreement dated as of January 1, 2007

4.	Amendment to 2005 Contribution Agreement dated as of January 1, 2009

5.

Contribution, Conveyance and Assumption Agreement dated as of February 14, 2007 among the Borrower, Targa Operating LP, General Partner, Targa Operating GP LLC, Targa GP, Inc., Targa LP, Inc., Targa Regulated Holdings LLC, Targa North Texas LP, and Targa North Texas GP LLC

6.

Contribution, Conveyance and Assumption Agreement, dated October 24, 2007, by and among Targa Resources Partners LP, Targa Resources Holdings LP, Targa TX LLC, Targa TX PS LP, Targa LA LLC, Targa LA PS LP and Targa North Texas GP LLC

7.

Contribution, Conveyance and Assumption Agreement, dated September 24, 2009, by and among Targa Resources Partners LP, Targa GP Inc., Targa LP Inc., Targa Resources Operating LP and Targa North Texas GP LLC

8.

Contribution, Conveyance and Assumption Agreement, dated April 27, 2010, by and among Targa Resources Partners LP, Targa LP Inc., Targa Permian GP LLC, Targa Midstream Holdings LLC, Targa Resources Operating LP, Targa North Texas GP LLC and Targa Resources Texas GP LLC

9.	Contribution, Conveyance and Assumption Agreement, dated August 25, 2010, by and among Targa Resources Partners LP, Targa Versado Holdings LP and Targa North Texas GP LLC

10.	Contribution, Conveyance and Assumption Agreement, dated August 25, 2010, by and among Targa Resources Partners LP, Targa Versado Holdings LP and Targa North Texas GP LLC

SCHEDULE 7.09

11.	Purchase and Sale Agreement, dated as of September 18, 2007, by and between Targa Resources Holdings LP and Targa Resources Partners LP

12.	Amendment to Purchase and Sale Agreement, dated October 1, 2007, by and between Targa Resources Holdings LP and Targa Resources Partners LP

13.	Purchase Agreement dated June 12, 2008, among Targa Resources Partners LP, Targa Resources Partners Finance Corporation, the Guarantors named therein and the initial purchasers named therein

14.

Purchase Agreement dated as of June 30, 2009 among Targa Resources Partners LP, Targa Resources Partners Finance Corporation, the Guarantors named therein and Barclays Capital Inc., as representative of the several initial purchasers

15.	Purchase Agreement dated August 10, 2010 among the Issuers, the Guarantors and Banc of America Securities LLC, as representative of the several initial purchasers

16.	Purchase Agreement dated January 19, 2011 by and among the Issuers, the Guarantors and Deutsche Bank Securities Inc., as representative of the several Initial Purchasers

17.

Purchase Agreement dated January 26, 2012 by and among the Issuers, the Guarantors, and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc. and RBS Securities Inc., as representatives of the several initial purchasers

18.	Equity Distribution Agreement, dated October 21, 2011 by and among Targa Resources Partners LP and Citigroup Global Markets Inc.

19.	Purchase and Sale Agreement dated July 27, 2009, by and between Targa Resources Partners LP, Targa GP Inc. and Targa LP Inc.

20.	Purchase and Sale Agreement, dated March 31, 2010, by and among Targa Resources Partners LP, Targa LP Inc., Targa Permian GP LLC and Targa Midstream Holdings LLC

21.	Purchase and Sale Agreement, dated August 6, 2010, by and between Targa Resources Partners LP and Targa Versado Holdings LP

22.	Purchase and Sale Agreement, dated September 13, 2010, by and between Targa Resources Partners LP and Targa Versado Holdings LP

23.	Purchase and Sale Agreement, dated as of March 31, 2010, by and among Targa Resources Partners LP, Targa LP Inc., Targa Permian GP LLC and Targa Midstream Holdings LLC

SCHEDULE 7.09

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Targa Resources Corp.

811 Louisiana, Suite 2100

Houston, Texas 77002

Attention:         Senior Vice President – Finance and Treasurer

Telephone:       713.584.1000

Website Address:       www.targaresources.com

U.S. Taxpayer Identification Number: 20-3701075

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

Building C

2380 Performance Dr

Mail Code: TX2-984-03-23

Richardson, TX 75082

Attention: Betty Coleman

Telephone: 469-201-8235

Telecopier: 214-290-9419

Electronic Mail: betty.coleman@bofa.com

Wiring Instructions:

Bank of America, N.A. New York, NY

ABA# 026009593

Account No.: 1366072250600

Attn: SLC Operations

Ref: Targa Resources Corp.

Other Notices as Administrative Agent:

SCHEDULE 10.02

Bank of America, N.A.

222 Broadway

Mail code: NY3-222-14-03

New York, NY 10038

Attention: Paley Chen

Telephone: 646.556.0753

Telecopier: 212.548.8944

Electronic Mail: paley.chen@bofa.com

L/C ISSUER:

Bank of America, N.A. Trade Operations

1 Fleet Way

Scranton, PA 18507

Attention: Michael Grizzanti

Telephone: 570.496.9621

Telecopier: 800.755.8743

Electronic Mail: michael.a.grizzanti@bofa.com and tradeclientserviceteamus@bofa.com

Barclays Bank PLC

745 Seventh Avenue, New York, NY 10019 USA

Attention: US LETTER OF CREDIT TEAM

Telephone: (212) 320-7534

Electronic Mail: xraletterofcredit@barclays.com

Capital One, National Association

802 Delaware Avenue

Department Internal Zip 18056-0500

Wilmington, DE 19801

Attention: Trade Finance Services

Telephone: 877-225-7309

Telecopier: 855-266-1194

Electronic Mail: Trade.Services@capitalone.com

Royal Bank of Canada

30 Hudson Street, 28th Floor

Jersey City, NJ 07302-4699

Attention: Credit Administration

Telephone: 416-974-2219

Telecopier: 416-364-3670

Electronic Mail: glatrade@rbc.com

SCHEDULE 10.02

Wells Fargo Bank, National Association

U.S. Trade Services

Standby Letters of Credit

794 Davis Street, 2nd Floor

MAC A0283-023

San Leandro, CA 94577-6922

Telephone: 1-800-776-3862, Option 2

Electronic Mail: standbycustomercare@wellsfargo.com

PNC Bank, National Association

300 Fifth Avenue

Pittsburgh, PA 15222

Electronic Mail: ParticipationLA13BRV@pnc.com

Truist Bank

3333 Peachtree Rd NE FL 3

Atlanta, GA 30326-1070

Electronic Mail: lincoln.lacour@truist.com

JPMorgan Chase Bank, N.A.

MUFG Union Bank, N.A.

Commercial Loan Operations

1980 Saturn Street

Monterey Park, CA 91754

Electronic Mail: catherine.hernadez@unionbank.com

                    stwilliams@us.mufg.jp

                    #clo_synd@unionbank.com

Mizuho Bank, Ltd.

1271 Avenue of the Americas

New York, NY 10020

Electronic Mail: Joan.ling@mizuhogroup.com

The Toronto-Dominion Bank, New York Branch

SWING LINE LENDER:

Bank of America, N.A.

Building C

SCHEDULE 10.02

2380 Performance Dr

Mail Code: TX2-984-03-23

Richardson, TX 75082

Attention: Betty Coleman

Telephone: 469-201-8235

Telecopier: 214-290-9419

Electronic Mail: betty.coleman@bofa.com

SCHEDULE 10.02

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:     Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 17, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Targa Resources Corp., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, an L/C Issuer and Swing Line Lender, and the other parties and agents from time to time party thereto.

The undersigned hereby requests (select one):

☐    A Borrowing of Revolving Credit Loans

☐    A Borrowing of Term Loans

☐    A conversion or continuation of Loans

1.     On                                      (a Business Day).

2.     In the amount of $                                    .

3.     Comprised of                                             .

                             [Type of Loan requested]

4.     For Term SOFR Loans: with an Interest Period of              week[s]/month[s].

The Borrowing of Revolving Credit Loans, if any, requested herein complies with the provisos to the first sentence of Section 2.01(b) of the Agreement.

                     TARGA RESOURCES CORP.

By:
Name:
Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To:     Bank of America, N.A., as Swing Line Lender

          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 17, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Targa Resources Corp., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, an L/C Issuer and Swing Line Lender, and the other parties and agents from time to time party thereto.

The undersigned hereby requests a Swing Line Loan:

1.     On                              (a Business Day).

2.     In the amount of $                            .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

                     TARGA RESOURCES CORP.

By:
Name:
Title:

B - 1

Form of Swing Line Loan Notice

EXHIBIT C-1

FORM OF TERM NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                      or registered assigns (the “Term Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Term Lender to the Borrower under that certain Credit Agreement, dated as of February 17, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, an L/C Issuer and Swing Line Lender, and the other parties and agents from time to time party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement or in the Incremental Supplement establishing such Term Loans. All payments of principal and interest shall be made to the Administrative Agent for the account of the Term Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement or in the Incremental Supplement establishing such Term Loans.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein or in the Incremental Supplement establishing such Term Loans. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral until the Collateral Release Date. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Term Lender shall be evidenced by one or more loan accounts or records maintained by the Term Lender in the ordinary course of business. The Term Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

C-1 - 1

Form of Term Note

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

TARGA RESOURCES CORP.

By:
Name:
Title:

C-1 - 2

Form of Term Note

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-1 - 3

Form of Term Note

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or registered assigns (the “Revolving Credit Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Revolving Credit Lender to the Borrower under that certain Credit Agreement, dated as of February 17, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, an L/C Issuer and Swing Line Lender, and the other parties and agents from time to time party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Revolving Credit Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral until the Collateral Release Date. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Revolving Credit Lender shall be evidenced by one or more loan accounts or records maintained by the Revolving Credit Lender in the ordinary course of business. The Revolving Credit Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

C-2 - 1

Form of Revolving Credit Note

TARGA RESOURCES CORP.

By:
Name:
Title:

C-2 - 2

Form of Revolving Credit Note

REVOLVING CREDIT LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Revolving Credit Loan Made	Amount of Revolving Credit Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-2 - 3

Form of Revolving Credit Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _____________, ______

To:    Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 17, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Targa Resources Corp., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, an L/C Issuer and Swing Line Lender, and the other parties and agents from time to time party thereto.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                  of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.    The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.    The Borrower has delivered the unaudited financial statements required by Section

6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations, partners’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3.    A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned, during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.    The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________________, ______.

TARGA RESOURCES CORP.

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Interest Coverage Ratio. [Complete for all periods ending and Compliance Events occurring prior to the occurrence of an Investment Grade Event]

A.	Consolidated Adjusted EBITDA (Schedule 2) for the four consecutive fiscal quarter period ending on the date hereof:	$

B.	Consolidated Interest Expense for such period (excluding all premiums or make-whole amounts paid and unamortized original issue discount expensed in connection with the repayment of debt in such period):	$

C.	Consolidated Interest Coverage Ratio (I.A ÷ Line I.B):		to 1.0

Minimum required:

Minimum Interest
Coverage Ratio
Prior to the occurrence of an Investment	2.25 to 1.00
Grade Event, for any period of four consecutive fiscal quarters ending on or after March 31, 2022

II.	Leverage Ratios.

Consolidated Leverage Ratio

A.	Consolidated Funded Indebtedness on such determination date:	$

B.	Consolidated Adjusted EBITDA for the applicable period of four consecutive fiscal quarters (Schedule 2):	$

C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):		to 1.0

Maximum permitted:

Maximum
Consolidated
Leverage Ratio
On each Quarterly Testing Date occurring on or after March 31, 2022	5.50 to 1.00

Form of Compliance Certificate

For the Quarter/Year ended ___________________(“Statement Date”)

Schedule 2 to Compliance Certificate

For the Quarter/Year ended ____________(“Statement Date”)

($ in 000’s)

		Quarter	Quarter	Quarter	Quarter	12 Months
		Ended	Ended	Ended	Ended	Ended
+	Reported net income of the Borrower, its Consolidated Restricted Subsidiaries and its Included Unrestricted Subsidiaries	—	—	—	—
+	Plus, to the extent deducted in calculating such Consolidated net income:	—	—	—	—	—
+	Consolidated Interest Expense for such period	—	—	—	—	—
+	All Federal, state, local and foreign income taxes (including any franchise taxes to the extent based upon net income) for such period	—	—	—	—	—
+	All depreciation and amortization (including amortization of good will, debt issue costs and amortization)	—	—	—	—	—
+	All other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP, any extraordinary gains (or losses), any non-cash gains (or losses) resulting from mark to market activity, but excluding any non-cash charges that constitute an accrual of or reserve for future cash charges, and not treating write downs or write offs of receivables as non-cash charges) for such period	—	—	—	—	—
+	Costs and expenses incurred in connection with the transactions contemplated by the Loan Documents	—	—	—	—	—
+	Certain Items charges or losses
-	Minus, to the extent included in calculating such Consolidated net income:	—	—	—	—	—
-	All Federal, state, local and foreign income tax credits for such period	—	—	—	—	—

Form of Compliance Certificate

-	All non-cash items of income (other than account receivables and similar items arising from the normal course of business and reflected as income under accrual methods of accounting consistent with past practices) for such period	—	—	—	—	—
-	Certain Items income or gains
-	Included Unrestricted Subsidiaries EBITDA (100%)	—	—	—	—	—
+	Pro rata share of Included Unrestricted Subsidiaries EBITDA[1]	—	—	—	—	—
-	Unrestricted Subsidiaries (other than Included Unrestricted Subsidiaries) EBITDA (100%)	—	—	—	—	—
-	Income from Equity Interests	—	—	—	—	—
=	Consolidated EBITDA before Cash Distributions	—	—	—	—	—

+	Actual cash distributions to the Borrower or any of its Consolidated Restricted Subsidiaries from Unrestricted Subsidiaries (other than Included Unrestricted Subsidiaries)	—	—	—	—	—
+	Actual cash distributions to the Borrower and its Consolidated Restricted Subsidiaries from Equity Interests of other Persons (that are not Subsidiaries)	—	—	—	—	—
-	With respect to any period ending prior to the occurrence of an Investment Grade Event, actual cash distributions to the Borrower and its Consolidated Restricted Subsidiaries from Unrestricted Subsidiaries (other than Included Unrestricted Subsidiaries) or in respect of Equity Interests of other	—	—	—	—	—

[1]

The amount of Consolidated EBITDA attributable to any Included Unrestricted Subsidiary shall equal the greater of (i) actual cash distributions received by the Borrower or a Restricted Subsidiary from such Included Unrestricted Subsidiary and (ii) an amount, not less than zero, equal to the Qualified IUS Equity Amount of the amount of Consolidated EBITDA that would be attributable to such Included Unrestricted Subsidiary if it were a wholly-owned Restricted Subsidiary.

Form of Compliance Certificate

Persons (that are not Subsidiaries) in excess of 20% of total actual Consolidated EBITDA before actual cash distributions
=	Consolidated EBITDA	—	—	—	—	—

+	Pro forma gain (loss) resulting from any Material Acquisition or Disposition or Subsidiary redesignation	—	—	—	—	—
+	Material Project EBITDA Adjustments[2]	—	—	—	—	—
=	Consolidated Adjusted EBITDA	—	—	—	—	—

[2]

Aggregate amount of all Material Project EBITDA Adjustments limited to 20% of total actual Consolidated EBITDA for a period (with total actual Consolidated EBITDA determined for such purpose without including any Material Project EBITDA Adjustments).

Form of Compliance Certificate

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Targa Resources Corp.

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

Form of Assignment and Assumption

5.	Credit Agreement:	Credit Agreement, dated as of February 17, 2022, among Targa Resources Corp., a Delaware corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, an L/C Issuer and Swing Line Lender, and the other parties and agents from time to time party thereto.

6.	Assigned Interest[s]:

Assignor	Assignee	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment/ Loans
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:	__________________]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:]

By:
Title:

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of either Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by either Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest,

Form of Assignment and Assumption

fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption